Exhibit 10.11

EXECUTION VERSION

MASTER REPURCHASE AGREEMENT

Dated as of August 22, 2008

KBS GKK PARTICIPATION HOLDINGS II, LLC,

as Seller

and

CITIGROUP FINANCIAL PRODUCTS INC.,

as Buyer

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(Continued)

-ii-

(Continued)

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(Continued)

SCHEDULES

SCHEDULE 1	Representations and Warranties
SCHEDULE 2	Filing Jurisdictions and Offices
SCHEDULE 3	Holders of Interests in Seller
SCHEDULE 4	Initial Transaction Asset
SCHEDULE 5	DYT Asset Pool
SCHEDULE 6	Organizational Chart of Guarantor
SCHEDULE 7	Minimum Debt Yields
SCHEDULE 8	DYT Asset Liens

EXHIBITS

EXHIBIT A	Form of Confirmation
EXHIBIT B	Form of Custodial Agreement
EXHIBIT C	Form of Parent Guaranty and Indemnity
EXHIBIT D-1	Form of Seller’s Release Letter
EXHIBIT D-2	Form of Repurchase Facility Buyer’s Release Letter
EXHIBIT E	Intentionally Omitted
EXHIBIT F	Form of Blocked Account Agreement
EXHIBIT G	Form of Servicer Notice
EXHIBIT H	Form of Bailee Agreement
EXHIBIT I	Form of Servicing Tape

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MASTER REPURCHASE AGREEMENT

MASTER REPURCHASE AGREEMENT dated as of August 22, 2008 (the “Agreement”), between KBS GKK PARTICIPATION HOLDINGS II, LLC, a Delaware limited liability company (“Seller”) and CITIGROUP FINANCIAL PRODUCTS INC., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Seller has requested that Buyer from time to time purchase Transaction Assets (as defined below) owned by Seller, and Buyer is prepared to enter into Transactions (as defined below) upon the terms and conditions hereof;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.          Applicability.    From time to time, the parties hereto may enter into transactions in which Seller agrees to transfer to Buyer certain Eligible Transaction Assets (as defined below) owned by Seller against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Eligible Transaction Assets, at a date certain or on demand, against the transfer of funds by Seller. Each such transaction shall be referred to as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement.

Section 2.          Definitions and Accounting Matters.

2.01.      Certain Defined Terms.    As used herein, the following terms shall have the following meanings (all terms defined in this Section 2.01 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

“1934 Act” shall mean the Securities and Exchange Act of 1934, as amended.

“1940 Act” shall mean the Investment Company Act of 1940, as amended.

“Act of Insolvency” shall mean, with respect to any party, (i) the commencement by such party as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution, delinquency or similar law, or the consent by such party to the appointment or election of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property, or the convening of any meeting of creditors for purposes of commencing any such case or proceeding or seeking such an appointment or election, (ii) the making by such party of a general assignment for the benefit of creditors, or (iii) the admission in writing by such party of such party’s inability to pay such party’s debts generally as they become due.

“Affiliate” shall mean (i) with respect to Buyer, any entity which controls, is controlled by, or is under common control with Buyer, and (ii) with respect to Seller or any affiliate of Seller, as such term is defined in the Bankruptcy Code. For purposes of this definition, “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and “controlling” and “controlled” shall have meanings correlative thereto.

“Aggregate Asset Value” shall mean the aggregate Asset Value of all Transaction Assets subject to any Transaction outstanding under this Agreement.

“Aggregate Goldman Repurchase Price” shall mean the aggregate Repurchase Price of all Transaction Assets subject to any Transaction outstanding under the Goldman MRA.

“Aggregate Repurchase Price” shall mean the aggregate Repurchase Price of all Transaction Assets subject to any Transaction outstanding under this Agreement.

“Agreement” shall mean this Master Repurchase Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Applicable DYT Advance Rate” shall mean the applicable percentage rate set forth opposite the applicable “DYT Asset Type” in the chart below:

DYT Asset Type	DYT Advance Rate
Mortgage Loans	75%
Mezzanine Loan and B Notes	60%
CMBS rate AA	70%
CMBS rated A	60%
CMBS rated BBB	50%
CMBS rated BB	35%
Other DYT Assets	To be determined in Buyer’s sole good faith discretion.

“Appraisal” means an appraisal of any Property prepared by a licensed appraiser approved by Buyer, in accordance with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, in compliance with the requirements of Title 11 of the Financial Institution Reform, Recovery and Enforcement Act and utilizing customary valuation methods such as the income, sales/market or cost approaches, as any of the same may be updated by recertification from time to time by the appraiser performing such Appraisal.

“Asset File” shall mean those documents set forth in a schedule to be delivered by Seller to Custodian and which are delivered to the Custodian pursuant to the terms of this Agreement and the Custodial Agreement, including, without limitation, all documents required by Buyer to transfer a valid ownership interest to Buyer and to grant to Buyer and perfect in Buyer a precautionary first priority security interest in such Transaction Assets.

“Asset-Specific Transaction Balance” means a portion of the Transaction allocable to a specific Transaction Asset. Such portion initially consists of the sum of all Purchase Price payments with respect to the Transaction entered into on account of such Eligible Transaction Asset, without subtracting from such Purchase Price payments Buyer’s Transaction Costs and other costs and fees to the extent advanced to Seller hereunder. Wherever this Agreement states that Repurchase Price prepayments on account of the Transaction are to be allocated or applied to or against the Asset-Specific Transaction Balance of a specific Transaction Asset, the Asset-Specific Transaction Balance of such Transaction Asset shall be deemed reduced accordingly by the amount of the Repurchase Price prepayments so applied.

“Asset Value” shall mean, with respect to each Eligible Transaction Asset or Transaction Asset, as applicable, the Purchase Rate multiplied by the Market Value of such Eligible Transaction Asset or Transaction Asset, as applicable; provided that, the following additional limitations shall apply:

              (i)        Asset Value may be deemed to be zero or such greater amount as Buyer shall determine in its sole good faith discretion with respect to each Eligible Transaction Asset or Transaction Asset, as applicable:

                          (1)        in respect of which there is a breach of (x) a representation and warranty set forth on Schedule 1 (in the case of any Transaction Asset that is not a Citi Asset) or (y) any of the Citi Asset Representations (in the case of any Transaction Asset that is a Citi Asset) (assuming in either case that each representation and warranty is made as of the date Asset Value is determined), or

                          (2)        in respect of which there is a delinquency in the payment of interest on the Mortgage Note (or other evidence of indebtedness of the Transaction Asset Obligor with respect to the Transaction Asset), which continues for a period in excess of thirty (30) days (without regard to any applicable grace periods), or

                          (3)        which has been released from the possession of the Custodian under the Custodial Agreement for a period in excess of ten (10) days other than as directed or consented to by Buyer in writing, or

                          (4)        which exceeds any LTV limitations determined by Buyer, in its sole good faith discretion, to be correlative to the Eurodollar Rate Spread determined by Buyer to be applicable to an Eligible Transaction Asset approved by Buyer hereunder (but solely to the extent of such excess); or

                          (5)        in respect of which Buyer has not received the items described in Section 8.01(d) or Section 8.01(e) within the time periods set forth in such Sections; and

              (ii)        any DYT Asset that is the subject of a Transaction hereunder shall have an Asset Value of zero.

“Assignment and Pledge” means the assignment and pledge agreement executed in connection with each Transaction whereby Seller assigns all its right, title and interest, and grants a precautionary security interest to Buyer, in the related Transaction Asset(s) and Transaction Asset Items.

“B Note” shall mean a Mortgage B Note or a Mezzanine B Note.

“Bailee” shall mean such third party bailee as Buyer may approve.

“Bailee Agreement” shall mean the Bailee Agreement among Seller, Buyer and Bailee in the form of Exhibit H hereto.

“Bailee’s Trust Receipt and Certification” shall mean a Trust Receipt and Certification in the form annexed to the Bailee Agreement as Attachment 2.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“Base Rate” means fifty (50) basis points (0.50%) in excess of the Federal Funds Rate.

“Blocked Account Agreement” shall mean a collection account control agreement among Seller, Buyer and the Depository Bank substantially in the form of Exhibit F hereto, as the same may be amended, supplemented or otherwise modified from time to time.

“Business Day” shall mean any day, other than Saturday or Sunday, on which banks in New York (and, with respect to any determination of LIBOR and any definitions associated with the definitions of LIBOR, London) are open for business.

“Buyer” shall mean Citigroup Financial Products Inc. together with its successors and/or assigns.

“Capital Expenditure” means hard and soft costs incurred by Seller or any Affiliate of Seller that is an owner of a DYT Asset, with respect to replacements and capital repairs made to Underlying Properties (including repairs to, and replacements of, structural components, roofs, building systems, parking garages, parking lots, and expenditures for building improvements or major repairs), leasing commissions and tenant improvements, in each case to the extent capitalized in accordance with GAAP.

“Capital Lease” means, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person or entity as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person or entity.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a Capital Lease, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Change of Control” shall mean any of the following events have occurred:

              (i)        a sale, transfer or other disposition of all or substantially all of Seller’s or Guarantor’s assets (excluding any such action taken in connection with any securitization transaction or sale of mortgage loans in the ordinary course of Seller’s or Guarantor’s business); or

              (ii)        a merger, consolidation, acquisition of assets or interests or other transaction pertaining to Guarantor, if more than 50% of the combined voting interests of the continuing or surviving entity outstanding immediately after such merger, consolidation, acquisition of assets or interests or other transaction is not owned, directly or indirectly, by persons who were holders of voting interests in the Guarantor immediately prior to the consummation of such transaction.

“Citi Asset” shall mean (a) any Transaction Asset sold to Seller by Buyer or an Affiliate of Buyer contemporaneously with any Transaction, including the Initial Transaction Asset, and (b) any DYT Asset that has been sold by Buyer to Seller or any other Affiliate of Guarantor prior to the date such DYT Asset becomes part of the DYT Asset Pool.

“Citi Asset Representations” shall mean the representations that were made to Seller (or, with respect to any DYT Assets, to Seller or any other Affiliate of Guarantor that is the owner of a DYT Asset) by Buyer or an Affiliate of Buyer in the conveyance document pursuant to which Seller (or, with respect to any DYT Assets, Seller or any other Affiliate of Guarantor) acquired a Citi Asset.

“Citi Indebtedness” shall mean any indebtedness of Seller hereunder and under any other arrangement between Seller, Guarantor, and their respective Subsidiaries on the one hand, and Buyer or an Affiliate of Buyer on the other hand.

“CMBS” shall mean, in the singular or plural as the context requires, securities backed by mortgages and other liens on commercial real estate and related collateral or by securities, interests or other obligations backed directly or indirectly by such mortgages.

“CMBS Securitization Documents” shall mean, with respect to any CMBS, any pooling and servicing agreement or other agreement governing the issuance and administration of such CMBS; any new issue asset summary books; the applicable prospectus or offering memorandum; to the extent that the CMBS is certificated, the relevant certificate duly endorsed in blank to Buyer and if the CMBS is not certificated, all documents requested by Buyer to confirm that the CMBS is being held in a security account under the control of the Buyer, or such other evidence of confirmation of the pledge to the Buyer as the Buyer shall require; and any other agreement or instrument evidencing or otherwise governing the CMBS.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collection Account” shall have the meaning set forth in Section 4.01(a).

“Collections” shall mean, collectively, all collections and proceeds on or in respect of all Transaction Assets, excluding collections required to be paid to the Servicer or a Transaction Asset Obligor on the Transaction Asset.

“Confirmation” shall have the meaning provided in Section 3.02(a) hereof.

“Consolidated EBITDA” shall mean, for any period, determined with respect to any Person(s) on an aggregate basis, an amount equal to the sum of (a) net income (or loss) of such Person(s) for such period determined on an aggregate basis (prior to any impact from minority interests and provision for income taxes, and before deduction of preferred dividends on preferred stock, if any, of such Person(s)), in accordance with GAAP, plus (to the extent actually included in determination of such net income (or loss)) (i) depreciation and amortization expense, (ii) interest expense, (iii) extraordinary or non-recurring gains and losses.

“Consolidated Interest Expense” shall mean, for any period, determined without duplication with respect to any Person(s) on an aggregate basis, the amount of total interest expense incurred (in accordance with GAAP), including capitalized or accruing interest.

“Current Debt Yield” shall mean, with respect to any Test Period, the quotient of (x) trailing quarterly Net Operating Income for such Test Period (viewed on an annualized basis) with respect to the Underlying Properties underlying the Initial Transaction Asset, divided by (y) Total DYT Indebtedness for such Test Period.

“Custodial Agreement” shall mean the Custodial Agreement to be entered into among Seller, Custodian and the Buyer, in substantially the form of Exhibit B hereto, as the same shall be modified and supplemented and in effect from time to time.

“Custodial Identification Certificate” shall mean the certificate executed by Seller in connection with the sale and precautionary pledge by Seller of an Eligible Transaction Asset to Buyer, in the form of Annex 3 to the Custodial Agreement.

“Custodian” shall mean LaSalle Bank, N.A., as custodian under the Custodial Agreement, and its successors and permitted assigns thereunder.

“DBSI” shall have the meaning provided in Schedule 8 hereto.

“Debt Service Coverage Ratio” shall mean the ratio of Net Underwritable Cash Flow to interest expense on principal and interest paid on borrowings over the trailing twelve months, based on the actual coupon rate for fixed interest rate Transaction Assets and at the lifetime cap rate for any floating interest rate Transaction Assets, the calculation of which shall be satisfactory to Buyer in its sole good faith discretion.

“Debt Yield Test Cure” shall mean the conveyance to Buyer in strict accordance with Section 3.04 of one or more DYT Assets having a Debt Yield Test Value that (assuming that such DYT Assets are, on the date of calculation, the subject of a Transaction consummated in accordance with Section 3.04), when added to the Debt Yield Test Value of all DYT Assets that have previously become the subject of a Transaction consummated in accordance with Section 3.04, shall be equal to or greater than the Replacement Amount.

A “Debt Yield Test Failure” shall occur when the Current Debt Yield for any Test Period, as at the last day of each Fiscal Quarter, is less than the Minimum Debt Yield.

“Debt Yield Test Value” shall mean the product of the book value (as evidenced to the satisfaction of Buyer in its sole good faith discretion) of a DYT Asset, but not to exceed par, multiplied by (y) the Applicable DYT Advance Rate.

“Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Deposit Application Date” shall have the meaning set forth in Section 3.07(b).

“Deposit Funding Date” shall have the meaning set forth in Section 3.07(b).

“Depository Bank” shall mean LaSalle Bank, N.A.

“Diligence Materials” means the Preliminary Due Diligence Package together with the materials requested in the Supplemental Due Diligence List.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Due Diligence Review” shall mean the performance by Buyer of any or all of the reviews permitted hereunder with respect to any or all of the Transaction Assets, as desired by Buyer from time to time, including pre-Transaction due diligence and diligence under Section 12.15.

“DYT Asset” shall mean any asset now in, or subsequently becoming part of, the DYT Asset Pool.

“DYT Asset Due Diligence Package” shall mean, with respect to any DYT Asset, substantially all of the items set forth in (a) the definition of “Preliminary Due Diligence Package” and (b) Section 3.02(b)(i)-(vi), to the extent presently in Seller’s possession or control as set forth in the Post-Closing DYT Asset Certificate (or as such items may subsequently become within Seller’s possession or control).

“DYT Asset Pool” shall mean, collectively, the Mortgage Loans, Mezzanine Loans, Mezzanine Loan Participations, B Notes, (or participations therein) and CMBS that are described on Schedule 5 and Schedule 8 hereto (or on any supplement to Schedule 5 hereto provided by Seller to Buyer subsequent to the date hereof in accordance with Section 8.21), and as to which the DYT Asset Representations shall be correct from and after the date any such DYT Asset becomes the subject of a Transaction hereunder.

“DYT Asset Representations” shall mean (a) with respect to DYT Assets that are Citi Assets, the Citi Asset Representations, (b) with respect to DYT Assets that are not Citi Assets and were acquired by Seller or any other Subsidiary of Guarantor from any Person, (i) all of the representations and warranties in Section 7.10 hereof and (ii) all of the representations and warranties that were made to Seller or such Subsidiary of Guarantor at the time of such acquisition, and (c) with respect to all DYT Assets that were originated by Seller or any other Subsidiary of Guarantor, (i) all of the representations and warranties in Section 7.10 hereof and (ii) all of the representations and warranties in the applicable section of Schedule 1 attached hereto as modified by the Variance Statement.

“DYT Notice” shall have the meaning provided in section 3.04(a) hereof.

“DYT Shortfall” shall mean, for any Test Period, the quotient of (a) the sum of (i) Minimum Debt Yield for the applicable Test Period minus (ii) Current Debt Yield for the applicable Test Period, divided by (b) Minimum Debt Yield for the applicable Test Period.

“Effective Date” shall mean the date upon which the conditions precedent set forth in Section 6.01 shall have been satisfied.

“Eligible Transaction Assets” shall mean stabilized and transitional Mortgage Loans, Mezzanine Loans, Mezzanine Loan Participations, B Notes, (or participations therein), Preferred Equity Interests, CMBS and Other Approved Transaction Assets, that are not delinquent and as to which the representations and warranties in Section 7.10 and the applicable section of Schedule 1 hereof are correct and which are intended to be the subject of a Transaction; provided that Buyer may waive compliance with any representations and warranties in the applicable section of Schedule 1 in its sole good faith discretion; provided, further, that with respect to any Citi Asset, the representations and warranties contained in Schedule 1 hereof shall not be applicable for purposes of this definition and instead, the Citi Asset Representations shall be applicable; and provided, further, that DYT Assets shall be eligible to be the subject of a Transaction hereunder solely for the purpose of enabling Seller to effect a Debt Yield Test Cure.

“Equity Interest” shall mean any interest in a Person constituting a share of stock or a partnership or membership interest (including, without limitation, a Preferred Equity Interest) or other right or interest in a Person that is not characterized as indebtedness under GAAP.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which Seller is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Seller is a member.

“Eurocurrency Reserve Requirements” shall mean, for any day as applied to any Transaction, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including without limitation basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto), dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities”) in Regulation D of such Board maintained by a member bank of such Governmental Authority.

“Eurodollar Base Rate” shall mean, with respect to any Eurodollar Contract Period, the rate per annum equal to the rate appearing at page LIBOR01 on Reuters as 30 day LIBOR on the second Business Day prior to the commencement of any Eurodollar Contract Period, and if such rate shall not be so quoted, the rate per annum at which Buyer is offered Dollar deposits at or about 10:00 A.M., New York City time, on such date by prime banks in the interbank eurodollar market where the eurodollar and foreign currency exchange operations in respect of its loans are then being conducted for delivery on such day for a period of 30 days and in an amount comparable to the amount of the Transactions to be outstanding on such day.

“Eurodollar Contract Period” means, with respect to each Transaction Asset, a period of thirty (30) days, and the number of days in such period being subject to adjustment as follows: (a) in no event shall a Eurodollar Contract Period extend beyond the Repurchase Date; (b) each such period (except the initial Eurodollar Contract Period with respect to each Asset-Specific Transaction Balance) shall end on the day immediately preceding the Payment Date which occurs approximately thirty (30) days after the commencement of such period; and (c) the initial Eurodollar Contract Period with respect to each Asset-Specific Transaction Balance shall commence on the date of funding of the related Transaction and shall end on the day immediately preceding the next occurring Payment Date.

“Eurodollar Rate” shall mean, with respect to each Eurodollar Contract Period pertaining to a Transaction, a rate per annum determined by Buyer in its sole good faith discretion in accordance with the following formula (rounded upwards to the nearest 1/100th of one percent), which rate as determined by Buyer shall be conclusive absent manifest error by Buyer:

Eurodollar Base Rate

1.00 minus Eurocurrency Reserve

Requirements

“Eurodollar Rate Spread” means (A) as to each Purchase Rate the applicable Eurodollar Rate Spread set forth below opposite such Purchase Rate for the applicable “Transaction Asset Type” (as set forth in the chart below), or such other Eurodollar Rate Spread as may be mutually agreed to by Seller and Buyer:

Transaction Asset Type	Purchase Rate	Eurodollar Rate Spread (expressed as percentage points per annum and as basis points)
Initial Transaction Asset	60%	1.50%*	150 bps*
All Eligible Transaction Assets other than Initial Transaction Asset and DYT Assets	To be determined in Buyer’s sole good faith discretion.	To be determined in Buyer’s sole good faith discretion.
DYT Assets	Not applicable.	Not applicable.

* In the event that at any time, and for so long as, the quotient of (a) the outstanding amount of the Repurchase Price of the Initial Transaction Asset divided by (b) the outstanding principal amount of the Initial Transaction Asset, shall be less than fifty percent (50%), the Eurodollar Rate Spread with respect to the Initial Transaction Asset shall be 1.00% (100 bps). In the event that a Rate Step-Up shall become effective pursuant to the terms of this Agreement, the Eurodollar Rate Spread for the Initial Transaction Asset shall be 1.00% (100bps) higher (for each day that such Rate Step-Up is in effect) than the Eurodollar Rate Spread that would otherwise be in effect.

“Eurodollar Substitute Rate” means a rate of interest equal to (a) the Base Rate plus (b) the Eurodollar Rate Spread.

“Event of Default” shall have the meaning provided in Section 9 hereof.

“FDICIA” shall have the meaning provided in Section 12.17(d) hereof.

“Federal Funds Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by a money-center bank designated by the Buyer from three federal funds brokers of recognized standing selected by Buyer.

“Fiscal Quarter” shall mean the three-month period ending on March 31, June 30, September 30 and December 31 of each year, or such other fiscal quarter of Seller as Seller may select from time to time with the prior consent of Buyer, such consent not to be unreasonably withheld.

“Forced Amortization Payment” shall have the meaning provided in Section 3.06 hereof.

“Funding Costs” shall mean, collectively, the actual costs to Buyer of breaking a Eurodollar contract prior to the expiration of the Eurodollar Contract Period applicable thereto in connection with (a) any prepayment (whether voluntary or involuntary) of all or any portion of an Asset-Specific Transaction Balance or other principal repayments required or permitted under the Security Documents or Transfer Documents, that is made at any time other than at the expiration of the related Eurodollar Contract Period, (b) any voluntary or involuntary acceleration of the Repurchase Date, such that the Repurchase Date occurs on any date that is not the expiration date of the Eurodollar Contract Period with respect to any Asset-Specific Transaction Balance, and (c) any other set of circumstances not attributable solely to Buyer’s acts. Subject to the foregoing, Funding Costs shall not include any diminution in yield suffered by Buyer upon re-lending or re-investing the principal of the aggregate Repurchase Price of the Transaction Assets after any prepayment thereof.

“GAAP” shall mean generally accepted accounting principles consistently applied as in effect from time to time in the United States.

“Goldman” shall mean Goldman Sachs Mortgage Company.

“Goldman MRA” shall mean that certain Master Repurchase Agreement, dated as of the date hereof, between Goldman, as buyer, and Goldman Seller, as seller, as the same may be amended, supplemented or otherwise modified from time to time.

“Goldman Seller” shall mean KBS GKK Participation Holdings I, LLC, a Delaware limited liability company.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over Seller or any of its properties.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any

Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance or other obligations in respect of an Underlying Property, to the extent required by Buyer. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor” shall mean KBS Real Estate Investment Trust, Inc., a Maryland corporation that has elected to be taxed as a real estate investment trust, and that is the indirect owner of all of the equity interest in the Seller.

“Hedge Value” shall mean, with respect to any Business Day and a specific Interest Rate Protection Agreement, the amount, if any, that is equal to the amount that would be paid to Seller (expressed as a positive number) or paid by Seller (expressed as a negative number) in consideration of an agreement between Seller and an unaffiliated third party, that would have the effect of preserving for Seller the net economic equivalent, as of such Business Day, of all payment and delivery requirements payable to and by Seller under such Interest Rate Protection Agreement until the termination thereof, as determined by Buyer absent manifest error.

“Hedging Transactions” shall mean, with respect to any or all of the Transaction Assets, other than the Initial Transaction Asset, any short sale of U.S. Treasury Securities or mortgage-related securities, futures contract (including Eurodollar futures) or options contract or any interest rate swap, cap or collar agreement or similar arrangements providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by Seller or by the underlying obligor with respect to any Transaction Asset and pledged to Seller as collateral for such Transaction Asset, with one or more counterparties whose unsecured debt is rated at least AA (or its equivalent) by S&P or Moody’s or, with respect to any Hedging Transaction pledged to Seller as additional collateral for a Transaction Asset, such other rating requirement applicable to such Hedging Transaction set forth in the related Transaction Asset Documents or which is otherwise reasonably acceptable to Buyer; provided that Seller shall not grant or permit any liens, security interests, charges, or encumbrances with respect to any such hedging arrangements for the benefit of any Person other than Buyer.

“Income” shall mean, with respect to any Transaction Asset at any time, any principal repaid and all interest, dividends or other distributions thereon.

“Indebtedness” shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person;

(e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (g) Indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; and (i) Indebtedness of general partnerships of which such Person is a general partner.

“Indemnified Party” shall have the meaning provided in Section 12.03 hereof.

“Initial Cure Period” shall have the meaning provided in Section 9(a)(i) hereof.

“Initial DYT Notice” shall have the meaning provided in Section 3.04 hereof.

“Initial Transaction Asset” shall mean that certain Eligible Transaction Asset commonly known as the “GKK/AFR Mezz Participation B” and evidenced by the Participation Documents, and as more particularly described on Schedule 4 hereto.

“Initial Transaction Asset Purchase Price” shall mean the then outstanding and unpaid aggregate Purchase Price with respect to the Initial Transaction Asset on the date of determination.

“Interest Rate Protection Agreement” shall mean, with respect to any or all of the Transaction Assets other than the Initial Transaction Asset, any short sale of US Treasury Securities, futures contract, mortgage related security, Eurodollar futures contract, options related contract, interest rate swap, cap or collar agreement or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by Seller and any other counterparty acceptable to Buyer.

“Knowledge” or “aware” or correlative expressions with respect to the knowledge or awareness of Seller shall mean the actual knowledge of a Responsible Officer of Seller or the receipt by Seller of notice given with respect to a matter in accordance with the Transaction Documents or the Transaction Asset Documents.

“Late Fee” shall have the meaning set forth in Section 3.05(b) hereof.

“Late Fee Rate” shall mean, in respect of any Repurchase Price amount or any other amount under this Agreement, the Confirmation or any other Transaction Document that is not paid when due to Buyer (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 4% per annum plus the Base Rate.

“Lien” shall mean any mortgage, lien, pledge, charge, security interest or similar encumbrance. or any property interest similar to the foregoing, including, without limitation, the right of any vendor, lessor or similar party under any conditional sale agreement or title retention agreement or lease (including where the effect thereof is such that the assets or properties subject thereto do not constitute assets or properties of the obligor or lessee under such agreement or lease under applicable generally accepted accounting principles.

“Loan-to-Value Ratio” or “LTV” shall mean, as to any Eligible Transaction Asset or Transaction Asset, as applicable, the ratio that (x) the aggregate outstanding principal balance of all Indebtedness secured in whole or in part by the related Underlying Property or direct or indirect beneficial interests therein relating to such Eligible Transaction Asset or Transaction Asset, as applicable, bears to (y) the value, determined by an Appraisal reasonably acceptable to Buyer, of the related Underlying Property (together with all applicable appurtenant interests and subject to all applicable liens, encumbrances and tenancies), or direct or indirect beneficial interests therein which form the basis of such Eligible Transaction Asset or Transaction Asset.

“Loss Proceeds” means amounts, awards or payments payable to Seller or any other Affiliate of Guarantor that is the owner of a DYT Asset, any Transaction Asset Obligor, any mortgage lender, or Buyer in respect of all or any portion of any of the Underlying Properties in connection with a casualty or condemnation thereof (after the deduction therefrom and payment to Seller or any other Affiliate of Guarantor that is the owner of a DYT Asset, any Transaction Asset Obligor, any mortgage lender or Buyer, respectively, of any and all reasonable expenses incurred by Seller or any Affiliate of Guarantor that is the owner of a DYT Asset and Buyer in the recovery thereof, including all attorneys’ fees and disbursements, the fees of insurance experts and adjusters and the costs incurred in any litigation or arbitration with respect to such casualty or condemnation).

“Market Value” shall mean, as of any date in respect of any Eligible Transaction Asset or Transaction Asset, the price at which such Eligible Transaction Asset or Transaction Asset could readily be sold as determined in Buyer’s sole good faith discretion based upon objective criteria, which price may be determined to be zero; it being understood and agreed that Buyer’s determination of Market Value shall be conclusive upon the parties.

“Material Adverse Effect” shall mean a material adverse effect on (a) the Property, business, operations, financial condition or prospects of Seller and/or Guarantor or any of their respective Subsidiaries, (b) the ability of Seller and/or Guarantor or any of their respective Subsidiaries to perform its obligations under any of the Transaction Documents to which it is a party, (c) the validity or enforceability of any of the Transaction Documents, (d) the rights and remedies of Buyer or any of its Affiliates under any of the Transaction Documents, (e) the timely payment of the Periodic Advance Repurchase Payments for the Transactions or other material amounts payable in connection therewith or (f) the Asset Value of the Transaction Assets taken as a whole.

“Maximum Purchase Price” shall mean One Hundred Thirty Million Two Hundred Ten Thousand Two Hundred Thirty-Seven and 50/100 Dollars ($130,210,237.50).

“Mezzanine B Note” shall mean the original executed subordinated promissory note or other evidence (including a participation certificate and/or participation agreement) of a subordinated interest owned by Seller with respect to a Mezzanine Loan.

“Mezzanine Loan” shall mean a loan (including a participation therein) secured by a pledge of Equity Interests in one or more entities holding direct or indirect beneficial interests in an entity owning (or having a ground lease interest in) a commercial (including hospitality and retail) or multi-family residential property.

“Mezzanine Loan Participation” shall mean (a) a junior participation interest or participation certificate in a Mezzanine Loan or (b) a Mezzanine B Note.

“Minimum Debt Yield” shall mean for any Test Period, the applicable rate set forth on Schedule 7 hereto.

“Monthly Initial Transaction Asset Statement” shall mean, for each calendar month during which this Agreement shall be in effect, monthly and year-to-date unaudited financial statements prepared for the applicable month with respect to the Underlying Properties underlying the Initial Transaction Asset, including a balance sheet and operating statement as of the end of such month, together with related statements of income (and Net Operating Income), which statements shall be accompanied by an

Officer’s Certificate certifying that the same are true and correct and were prepared in accordance with GAAP applied on a consistent basis, subject to changes resulting from audit and normal year-end audit adjustments. Each such monthly report shall be accompanied by the following (provided, that such items need only be provided to the extent such items are either (A) generated by KBS Debt Holdings, LLC (in its sole discretion, it being agreed that KBS Debt Holdings, LLC shall have no obligation to generate any such items) or (B) generated by Persons other than KBS Debt Holdings, LLC and are received by KBS Debt Holdings, LLC or its successor as mezzanine lender under the Senior Mezzanine Loan):

(i) a summary of material leases (and, to the extent prepared by Seller or its property manager in the ordinary course of business, each other lease) signed during such month, which summary shall include the tenant’s name, lease term, base rent, escalations, tenant improvements, leasing commissions paid, free rent and other concessions;

(ii) then current rent roll and occupancy reports;

(iii) to the extent not otherwise described in this definition, copies of all financial statements and similar reports delivered to Encumbered Property Lenders (as defined in the Senior Mezzanine Loan Agreement); and

(iv) such other information as Buyer shall reasonably request, to the extent readily available to Seller without material cost or expense.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean the mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien on the fee or leasehold interest in real property securing the Mortgage Note and the assignment of rents and leases related thereto.

“Mortgage B Note” shall mean the original executed subordinated promissory note or other evidence (including a participation certificate and/or participation agreement) of a subordinated interest owned by Seller with respect to a Mortgage Loan.

“Mortgage Loan” shall mean a performing whole first mortgage loan (including a participation therein) encumbering one or more commercial (including hospitality and retail) or multi-family residential properties which Custodian has been instructed to hold for Buyer pursuant to the Custodial Agreement, and which includes, without limitation (i) the indebtedness evidenced by a Mortgage Note and secured by a related Mortgage, and (ii) all right, title and interest of the Seller in and to the Mortgaged Property covered by such Mortgage.

“Mortgage Note” shall mean the original executed promissory note or other evidence of the indebtedness of a Transaction Asset Obligor with respect to a Mortgage Loan.

“Mortgaged Property” shall mean the real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the debt evidenced by a Mortgage Note or Mortgage B Note, as applicable.

“Mortgagor” shall mean the obligor on a Mortgage Note.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions are, have been, or were required to have been, made by Seller or any ERISA Affiliate at any relevant time.

“Net Income” shall mean, with respect to any Person, for any period, the consolidated net income for such period of such Person as reported in such Person’s financial statements prepared in accordance with GAAP.

“Net Operating Income” shall mean, with respect to any Test Period, the excess of (i) Operating Income for such Test Period, minus (ii) Operating Expenses for such Test Period.

“Net Underwritable Cash Flow” shall mean the net operating income (making certain assumptions regarding minimum vacancy levels, the lesser of actual and “market” rental rates, management fees and other factors) less structural reserves and reserves for tenant improvements and leasing commissions (whether these three types of reserves are actually impounded or not), the calculation of which shall be satisfactory to Buyer.

“Non-Table Funded” shall mean, with respect to any Transaction Asset, that the Transaction Asset was not originated or acquired by Seller through a Table Funding.

“Officer’s Certificate” shall mean the certificate of a Responsible Officer as set forth in Section 6.02(b) hereof.

“Operating Expenses” means, for any period, all operating, renting, administrative, management, legal and other ordinary expenses of Transaction Asset Obligors during such period, determined in accordance with GAAP; provided, however, that such expenses shall not include (i) depreciation, amortization or other noncash items (other than expenses that are due and payable but not yet paid), (ii) Price Differential, Repurchase Price or any other sums due and owing with respect to the Transactions hereunder, (iii) income taxes or other taxes in the nature of income taxes, (iv) Capital Expenditures, or (v) equity distributions.

“Operating Income” means, for any period, all operating income of Transaction Asset Obligors, from each of the Underlying Properties during such period, determined in accordance with GAAP (but without straight-lining of rents), other than (i) Loss Proceeds (but Operating Income will include rental loss insurance proceeds to the extent allocable to such period), (ii) any revenue attributable to a lease to the extent it is paid more than thirty (30) days prior to the due date, (iii) any interest income from any source, (iv) any repayments received from any third party of principal loaned or advanced to such third party by Seller, (v) any proceeds resulting from the transfer of all or any portion of such Underlying Property, (vi) sales, use and occupancy or other taxes on receipts required to be accounted for by Seller to any government or governmental agency, (vii) termination fees, and (viii) any other extraordinary or non-recurring items.

“Other Approved Transaction Asset” shall mean such other Property of Seller as Buyer shall accept as Transaction Assets for the Transactions.

“Outside Person” shall mean any Person that is not an Affiliate of Guarantor.

“Parent Guaranty” shall mean that certain Parent Guaranty and Indemnity dated of even date herewith executed by Guarantor for the benefit of Buyer.

“Participation Agreement” means that certain participation agreement dated as of August 22, 2008, among KBS Debt Holdings, LLC, as mezzanine lender, Goldman Seller, as Participant A, Seller, as Participant B, and Servicer, and evidencing the creation of the certificated participation interest constituting the Initial Transaction Asset.

“Participation Certificate “ means that certain participation certificate issued to Seller under the Participation Agreement and more particularly described on Schedule 4 hereto.

“Participation Documents” means the Participation Agreement and the Participation Certificate.

“Payment Date” shall have the meaning set forth in Section 3.05(d) hereof.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Periodic Advance Repurchase Payment” shall have the meaning set forth in Section 3.05(b) hereof.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Plan” means an employee benefit or other plan established or maintained by Seller or any ERISA Affiliate and covered by Title IV of ERISA, other than a Multiemployer Plan.

“Post-Closing DYT Asset Certificate” shall mean a certificate signed by a Responsible Officer of Seller, setting forth, with respect to each DYT Asset described on Schedule 5 and Schedule 8, those of the items set forth in the definition of “Preliminary Due Diligence Package” and in Section 3.02(b)(i)-(vi) hereof that are in Seller’s possession or control.

“Preferred Equity Interest” shall mean any interest in a Person constituting a preferred share of stock or a preferred partnership or membership interest or other preferred right or interest in a Person that is not characterized as indebtedness under GAAP.

“Preliminary Due Diligence Package” means with respect to any proposed Transaction Asset (except with respect to (a) Citi Assets, as to which the Preliminary Due Diligence Package need include only the summary memorandum described in clause (i) below, and (b) DYT Assets, as to which the items set forth below are referred to solely for the purpose of the definition herein of “DYT Asset Due Diligence Package”), the following due diligence information relating to such proposed Transaction Asset to be provided by Seller to Buyer pursuant to this Agreement:

              (i)        a summary memorandum outlining the proposed transaction, including potential transaction benefits (and for all Eligible Transaction Assets other than Citi Assets, all material underwriting risks and all Underwriting Issues) and all other characteristics of the proposed transaction that Seller has identified and considered, including, without limitation, internal credit memoranda for approval and underwriting (including a credit approval memorandum representing the final terms of the proposed transaction), and current financial statements for the proposed transaction;

              (ii)       current rent roll, if applicable;

              (iii)      cash flow pro-forma, plus historical information, if available;

              (iv)      description of the Transaction Asset (real property lien, pledged loan or other Transaction Asset);

              (v)       indicative Debt Service Coverage Ratios;

              (vi)      indicative Loan-to-Value Ratio;

              (vii)     Seller’s or any Affiliate’s relationship with its potential underlying borrower or any affiliate;

              (viii)    Phase I environmental site assessment (including asbestos and lead paint report);

              (ix)      engineering and structural reports, if available;

              (x)       third party reports, including:

                          (1)        a current Appraisal;

                          (2)        Phase II environmental site assessment or other follow-up environmental report if recommended in Phase I;

                          (3)        seismic reports, if available; and

                          (4)        operations and maintenance plan with respect to asbestos-containing materials, if available;

              (xi)      evidence of terrorism insurance coverage (unless waived by Buyer in its sole good faith discretion);

              (xii)     in the case of a B Note, Mezzanine Loan, Mezzanine Loan Participation or Preferred Equity Interest, all information which would otherwise be provided if the Transaction Asset were a Mortgage Loan, and in addition, all documentation evidencing or otherwise relating to the B Note, Mezzanine Loan, Mezzanine Loan Participation or Preferred Equity Interest, including, without limitation, intercreditor agreements, participation agreements, and shareholder agreements, as applicable;

              (xiii)    in the case of CMBS, (a) a copy of the applicable pooling and servicing agreement, trust agreement, participation agreement or similar document governing the issuance and administration of the CMBS; (b) a copy of any new issue asset summary books; (c) copy of the applicable prospectus or offering memorandum; (d) to the extent that the CMBS is certificated, an original of the relevant certificate duly endorsed in blank to Buyer; (e) to the extent that the CMBS is not certificated, all documents requested by Buyer to confirm that the CMBS is being held in a security account under the control of Buyer, or such other evidence of confirmation of the sale to Buyer as Buyer shall require; (f) a copy of the documents specified above relating to, directly or indirectly, the subject Transaction Asset, to the extent obtained by the originating lender and available to Seller; and (g) a copy of any other agreement or instrument evidencing or otherwise governing the CMBS;

              (xiv)    analyses and reports with respect to such other matters concerning the Transaction Asset as Buyer may in its sole good faith discretion require;

              (xv)     documents comprising such Transaction Asset, or current drafts thereof, including, without limitation, underlying debt and security documents, intercreditor agreements,

participation agreements, shareholder agreements, guaranties, underlying borrower’s organizational documents, warrant agreements, and loan and collateral pledge agreements, as applicable;

              (xvi)    a list that specifically and expressly identifies any Transaction Asset Documents that relate to such Transaction Asset that are not in Seller’s possession and with respect to which a copy thereof has not been previously delivered to Buyer; and

              (xvii)   the Purchase Rate that Seller requests with respect to the subject Eligible Transaction Asset.

“Prepayment Deposit” shall have the meaning set forth in Section 3.07(b).

“Price Differential” shall mean, with respect to any Transaction hereunder as of any date, the aggregate amount obtained by daily application of the applicable Pricing Rate in effect from time to time for such Transaction to the outstanding Purchase Price (reduced by any prepayments of Repurchase Price) for such Transaction on each day during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction, including any amounts paid in respect of such Price Differential pursuant to Section 3.05 or any other partial repayments).

“Pricing Rate” shall have the meaning provided in Section 3.05(b) hereof.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Date” shall mean, with respect to an Eligible Transaction Asset, the date on which such Eligible Transaction Asset is transferred by Seller to Buyer, or its designee.

“Purchase Period” shall have the meaning provided in Section 3.01 hereof.

“Purchase Price” means the sum of the price at which a Transaction Asset is purchased by Buyer from the Seller, as specified in the related Confirmation. The Purchase Price for any Eligible Transaction Asset shall be equal to the lesser of (a) the Market Value thereof multiplied by the applicable Purchase Rate and (b) 100% of the outstanding principal balance of the Eligible Transaction Asset, provided, that with respect to the Initial Transaction Asset, Purchase Price shall mean the Maximum Purchase Price.

“Purchase Rate” means, for any Eligible Transaction Asset, the ratio, expressed as a percentage, set forth opposite the applicable “Transaction Asset Type” in the chart provided in the definition of Eurodollar Rate Spread or as otherwise defined or limited herein.

“Quarterly DYT Asset Report” shall mean a current report as to the DYT Assets in the form of Schedule 5 hereto.

“Rate Step-Up” shall mean that the Eurodollar Rate Spread applicable with respect to the Initial Transaction Asset shall be 1.00% (100bps) higher (for each day that a Rate Step-Up is in effect pursuant to this Agreement) than the Eurodollar Rate Spread that would otherwise be in effect with respect to the Initial Transaction Asset pursuant to the provisions of this Agreement.

“Regulation T, U or X” shall mean Regulations T, U or X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Replacement Amount” shall mean the product of (a) the DYT Shortfall multiplied by (b) the sum of the (i) the aggregate Repurchase Price of all Transaction Assets plus (ii) the aggregate “Repurchase Price” of all “Transaction Assets” under the Goldman MRA.

“Repurchase Date” shall mean the date on which Seller is to repurchase the Transaction Assets from Buyer, which date, unless otherwise specified in the related Confirmation shall be the date that is the Termination Date.

“Repurchase Obligations” shall have the meaning provided in Section 5.01(c) hereof.

“Repurchase Price” shall mean the price at which a Transaction Asset is to be transferred from Buyer, or its designee, to Seller upon termination of the related Transaction, which will equal in each case (including Transactions terminable upon demand) as the sum of (i) the Purchase Price and (ii) the Price Differential, in each case as of the date of such determination, decreased by all cash, Income and Periodic Advance Repurchase Payments (including Late Fees, if any) actually received by Buyer.

“Requirement of Law” shall mean any law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other governmental authority whether now or hereafter enacted or in effect.

“Responsible Officer” shall mean, as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person.

“S&P” shall mean Standard and Poor’s, a division of The McGraw-Hill Companies, Inc.

“Section 4402” shall have the meaning provided in Section 12.19 hereof.

“Securitization” shall mean a sale or transfer of loans, including any Transaction Asset, to an Affiliate of Seller or any other entity in which Seller owns an interest, to effect one or more structured finance securitization transactions, including, but not limited to, the creation of a REMIC (as defined in the Code) or offering of collateralized debt obligations or any other transaction involving the issuance and sale of securities backed by the Transaction Assets or other liens on the subject collateral or backed by securities, interests or other obligations backed directly or indirectly by such Transaction Assets.

“Security Documents” means this Agreement, the Confirmations, and all other agreements, instruments, assignments, certificates and documents, including Uniform Commercial Code financing statements, delivered by or on behalf of Seller to evidence or secure the Transaction(s) or otherwise in satisfaction of the requirements of this Agreement, or the other documents listed above, as the same may be amended or modified from time to time.

“Seller” shall have the meaning provided in the heading hereof.

“Seller Fee Reimbursement” shall mean the sum of $75,000.

“Senior Mezzanine Loan Agreement” shall mean the Amended and Restated Senior Mezzanine Loan Agreement underlying the Initial Transaction Asset and made among the borrowers named therein, Goldman and Citicorp North America, Inc. as lenders, with an original closing date of April 1, 2008, and amended as of the date hereof, and assigned by Goldman and Citicorp North America, Inc. to KBS Debt Holdings, LLC pursuant to that certain Assignment and Assumption Agreement dated as of the date hereof.

“Servicer” shall mean (i) with respect to the Initial Transaction Asset, Archon Group, L.P., a Delaware limited partnership, or, in the event Archon Group, L.P. voluntarily resigns as servicer or is no longer legally able to act as servicer (whether by reason of bankruptcy of Archon Group, L.P. or otherwise), such other third party servicer reasonably acceptable to Buyer, and (ii) with respect to any other Transaction Assets, a third party servicer reasonably acceptable to Buyer and expressly approved by Buyer in writing

“Servicer Notice” shall have the meaning provided in Section 12.14(c) hereof.

“Servicing Agreement” shall have the meaning provided in Section 12.14(c) hereof.

“Servicing Records” shall have the meaning provided in Section 12.14(b) hereof.

“Single-Purpose Entity” shall mean a Person, other than an individual, which is formed or organized solely for the purpose of holding the Transaction Assets, does not engage in any business unrelated to the Transaction Assets and the financing thereof, does not have any assets other than the Transaction Assets and the financing thereof or any indebtedness other than as permitted by this Agreement, has its own separate books and records and its own accounts, in each case which are separate and apart from the books and records and accounts of any other Person, holds itself out as being a Person, separate and apart from any other Person.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Supplemental Due Diligence List” means, with respect to any Eligible Transaction Asset, information or deliveries concerning such proposed Transaction Asset, such items that Buyer shall request in addition to the Preliminary Due Diligence Package including, without limitation, a final LTV ratio computation and a final Debt Service Coverage Ratio computation for such proposed Transaction Asset.

“Table Funded” shall mean, with respect to any Transaction Asset, that the Transaction Asset was originated or acquired by Seller with funds supplied by Buyer pursuant to this Agreement. The term “Table Funding” shall have a correlative meaning.

“Tangible Net Worth” shall mean, as of a particular date (a) all amounts which would be included under capital of Guarantor and its consolidated Subsidiaries, if any, on a balance sheet of Guarantor and its consolidated Subsidiaries at such date, determined in accordance with GAAP, less (b) intangible assets of Guarantor and its consolidated Subsidiaries, if any.

“Termination Date” shall mean the earliest to occur of (a) March 9, 2011, (b) the maturity or sooner termination date of the Initial Transaction Asset (as stated in the Participation Documents, and as same may be extended), or (c) such earlier date on which this Agreement shall terminate in accordance with the provisions hereof or by operation of law.

“Test Period” shall mean each three (3) month period ending on the last day of a Fiscal Quarter, which Test Period shall be evaluated by Buyer on the sooner to occur of (a) sixty (60) days after the last day of such Fiscal Quarter and (b) the date on which the financial report for such Fiscal Quarter described in Section 8.01(c) hereof is delivered to Buyer.

“Total DYT Indebtedness” shall mean, for any Test Period, the aggregate Indebtedness of Transaction Asset Obligors or their Subsidiaries with respect to the Underlying Properties during such Test Period under (a) the Initial Transaction Asset and (b) any indebtedness with respect to the Underlying Properties underlying the Initial Transaction Asset that is senior in priority of payment and/or priority of lien to the Initial Transaction Asset.

“Total Indebtedness” shall mean, for any period, the aggregate Indebtedness of Guarantor during such period.

“Transaction” shall have the meaning provided in Section 1 hereof.

“Transaction Asset” shall mean any asset which has been sold by Seller to Buyer in a Transaction hereunder, but which has not been repurchased by Seller. The term “Transaction Asset” shall include the Initial Transaction Asset. The term “Transaction Asset” shall also include a “DYT Asset” and an “Eligible Transaction Asset” as the applicable context shall require.

“Transaction Asset Documents” shall mean, with respect to any Transaction Asset, the documents comprising the Asset File for such Transaction Asset.

“Transaction Asset Items” shall have the meaning provided in Section 5.01(b) hereof.

“Transaction Asset Note” shall mean a Mortgage Note or a promissory note, participation certificate, or other evidence of the Indebtedness (or interest therein) of a Transaction Asset Obligor with respect to a Mortgage Loan, Mezzanine Loan, Mezzanine Loan Participation or B Note.

“Transaction Asset Obligor” shall mean any obligor under any Eligible Transaction Asset or Transaction Asset, as applicable, and any issuer of any security comprising any portion of the Eligible Transaction Asset or Transaction Asset, as applicable.

“Transaction Asset Schedule” shall mean a list of the Transaction Asset Documents with respect to the Eligible Transaction Assets to be sold pursuant to this Agreement, attached to a Custodial Identification Certificate setting forth, as to each Eligible Transaction Asset, the applicable information specified on Annex 1 to the Custodial Agreement.

“Transaction Asset Schedule and Exception Report” shall mean the collateral loan schedule and exception report prepared by the Custodian pursuant to the Custodial Agreement.

“Transaction Asset Tape” shall mean a computer-readable file containing information with respect to each Eligible Transaction Asset, to be delivered by Seller to Buyer pursuant to Section 3.03(a) hereof, which tape fields are identified on Annex I to the Custodial Agreement.

“Transaction Costs” shall mean, with respect to any Transaction, all actual out-of-pocket reasonable costs and expenses paid or incurred by Buyer and relating to the making of such Transaction (including legal fees and other fees described in Section 12.03 hereof).

“Transaction Documents” shall mean, collectively, this Agreement, the Confirmation, the Custodial Agreement, the Parent Guaranty, the Servicing Agreement and the Blocked Account Agreement.

“Transfer Documents” means this Agreement, the related Confirmation, the related Assignment and Pledge, and all allonges, endorsements, powers, agreements, instruments, certificates and documents delivered by or on behalf of Seller to evidence the Transaction(s) or otherwise in satisfaction of the requirements of this Agreement, or the other documents listed above as same may be amended or modified from time to time.

“Trust Receipt” shall mean the receipt delivered by Custodian pursuant to the provisions of Section 4 of the Custodial Agreement acknowledging receipt of a Asset File in connection with a Transaction hereunder in the form of Annex 2 to the Custodial Agreement.

“Underlying Property” means (a) any Property owned by a direct or indirect subsidiary of the issuer of a Preferred Equity Interest, or (b) any Mortgaged Property that is the subject of a B Note or a Mortgage Loan, or (c) any Mortgaged Property underlying any Mezzanine Loan that is a Transaction Asset hereunder (including the Initial Transaction Asset).

“Underwriting Issues” means with respect to any Transaction Asset as to which Seller intends to request a Transaction, all information that has come to Seller’s attention, based on the making of reasonable inquiries and the exercise of reasonable care and diligence under the circumstances, which would be considered a materially “negative” factor (either separately or in the aggregate with other information), or a material defect in loan documentation or closing deliveries (such as any absence of any material Transaction Asset Document(s)), to a reasonable institutional lender in determining whether to originate or acquire the Transaction Asset in question.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Transaction Asset is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“Variance Statement” shall mean, with respect to any DYT Asset, a list prepared and certified by a Responsible Officer of Seller that specifically and expressly identifies (A) any representations and warranties contained in Schedule 1 hereof that are not true and correct with respect to such DYT Asset, and (B) any Transaction Asset Documents that relate to such DYT Asset that are not in Seller’s or the relevant Servicer’s possession.

“Wire Delay” shall mean a delay resulting solely by reason of the “Fedwire Funds Service,” the wire transfer network of the Federal Reserve Board, failing to process in a timely manner a wire transfer payment (provided, that such wire transfer payment was initiated by the payor on or sufficiently in advance of the due date of such payment so that, but for such failure, the payment would have been timely received).

2.02.      Accounting Terms and Determinations.    Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to Buyer hereunder shall be prepared, in accordance with GAAP; provided, that, to the extent that financial statements and certificates and reports as to financial matters from Transaction Asset Obligors are delivered under the Transaction Asset Documents based on cash-based real estate accounting, such accounting basis shall be used in lieu of GAAP for such financial statements and certificates and reports.

Section 3.          Transactions, Confirmations and Prepayments.

3.01.       Transactions.    Buyer agrees to enter, from time to time upon Seller’s request, (and, as to the Initial Transaction Asset, on a committed basis), and subject to the conditions of this Agreement, including those set forth in Section 6.01 and Section 6.02 hereof, into Transactions with Seller, to be funded in Dollars, from and including the Effective Date to and including the Termination Date (as the same may be sooner terminated pursuant to the terms hereof, the “Purchase Period”) in an aggregate Purchase Price at any one time outstanding up to but not exceeding the Maximum Purchase Price. The Purchase Price with respect to each Transaction Asset shall not exceed the Asset Value of such Transaction Asset. Transactions with respect to any Eligible Transaction Assets other than the Initial Transaction Asset will be on an uncommitted basis in the sole and absolute discretion of Buyer.

3.02.      Confirmations.

              (a)        By the time specified in Section 3.03(d), Seller shall execute and deliver to Buyer a confirmation of the related Transaction, substantially in the form attached as Exhibit A hereto (a “Confirmation”). The Confirmation shall specify any additional terms or conditions of the Transaction agreed to by Buyer and not inconsistent with this Agreement. Upon the purchase of each Transaction Asset, the Confirmation, together with this Agreement, shall constitute conclusive evidence of the terms agreed between Buyer and Seller with respect to the Transaction to which the Confirmation relates, and Seller’s acceptance of the related Purchase Price shall constitute Seller’s agreement to the terms of such Confirmation. It is the intention of the parties that each Confirmation shall not be separate from this Agreement but shall be made a part of this Agreement. In the event that any terms or conditions of any Confirmation are inconsistent, or in direct conflict, with this Agreement, the terms of this Agreement shall prevail; provided that the Confirmation and this Agreement shall be construed to be cumulative to the extent possible.

              (b)        The date, Purchase Price, Repurchase Price and Purchase Rate of each Transaction entered into by Buyer and Seller, and each payment made on account of the Repurchase Price thereof, shall be recorded by Buyer from time to time on its internal books and records (whether electronic or otherwise). Failure of Buyer to make such notation shall not affect the obligations of Seller to make a payment when due of any amount owing hereunder in respect of the Transactions. Seller agrees that Buyer’s books and records showing the amounts payable pursuant to this Agreement and the other Transaction Documents and other Citi Indebtedness shall be admissible in any action or proceeding arising therefrom, and shall, absent manifest error, constitute rebuttably presumptive proof thereof, irrespective of whether any such amount payable is also evidenced by a Confirmation or other instrument. Buyer will provide to Seller a monthly statement of Transactions, payments, and other transactions pursuant to this Agreement. Failure by Buyer to provide such monthly statement shall not affect the obligations of Seller to make a payment when due of any amount owing hereunder in respect of the Transactions. Such statement shall be deemed correct, accurate, and binding on Seller absent manifest error.

3.03      Procedure for Transactions.

              (a)        Preliminary Approval of Proposed Transaction Asset.

                          (i)        Seller may, from time to time during the Purchase Period, submit to Buyer a Preliminary Due Diligence Package for Buyer’s review and approval in order to request a Transaction hereunder with respect to any proposed Transaction Asset that Seller proposes to sell to Buyer. Notwithstanding the foregoing, (A) a complete Preliminary Due Diligence Package for Citi Assets need include only the summary memorandum described in clause (i) of the definition of Preliminary Due Diligence Package, and (B) [with respect to DYT Assets initially selected by Buyer under Section 3.04(a), Seller shall be required to submit a DYT Asset Due Diligence Package within the time specified in Section 3.04(a)]. In no event shall Buyer be obligated to enter into any Transaction after the expiration of the Purchase Period.

                          (ii)        With respect to Eligible Transaction Assets other than DYT Assets, upon Buyer’s receipt of a complete Preliminary Due Diligence Package, Buyer within two (2) Business Days shall have the right (other than with respect to Citi Assets) to request, in Buyer’s sole and absolute discretion, additional diligence materials and deliveries that Buyer shall specify on a Supplemental Due Diligence List. Upon Buyer’s receipt of all of the Diligence Materials or Buyer’s waiver thereof, Buyer, within five (5) Business Days, shall either (A) notify Seller of the Asset Value for the proposed Transaction Asset or (B) deny, in Buyer’s sole and absolute discretion, Seller’s request for a Transaction. Buyer’s failure to respond to Seller within five (5) Business Days following receipt of all Diligence Materials or Buyer’s written waiver thereof shall be deemed to be a denial of Seller’s request for a Transaction, unless Buyer and Seller have agreed otherwise in writing. Nothing in this Section 3.03(a)(ii) or elsewhere in this Agreement shall, or be deemed to, prohibit Buyer from determining in its sole discretion the adequacy, correctness and appropriateness of, or from disapproving, any and all financial and other underwriting data required to be supplied by Seller under this Agreement.

              (b)        Additional Conditions to Approval of Proposed Transaction Asset.    Upon Buyer’s notification to Seller of the Purchase Price and the Asset Value for any proposed Transaction Asset, Seller shall, if Seller desires to obtain a Purchase Price payment with respect to such proposed Transaction Asset (other than with respect to a DYT Asset, as to which no Purchase Price shall be funded by Buyer), satisfy the conditions set forth below (in addition to satisfying the applicable conditions precedent to obtaining such Purchase Price payment, as set forth in Section 6 of this Agreement) as conditions precedent to Buyer’s approval of such proposed Transaction Asset as an Eligible Transaction Asset, all in a manner, and pursuant to documentation, satisfactory in all respects to Buyer and its counsel (provided, however, that with respect to any Citi Asset, Seller shall only be required to provide the items set forth in the following requirements to the extent received by Seller or its Affiliate from Buyer or its Affiliate at the time Seller or its Affiliate acquired the Citi Asset):

                          (i)        Environmental and Engineering.    If applicable, Buyer shall have received an environmental report and an engineering report, each in form and substance satisfactory to Buyer.

                          (ii)        Appraisal.     Buyer shall have received an Appraisal.

                          (iii)        Insurance.     Buyer shall have received certificates or other evidence of insurance demonstrating insurance coverage in respect of the Mortgaged Property or Underlying Property, as applicable, of types, in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth in the Transaction Asset Documents or the Transfer Documents. Such certificates or other evidence shall indicate that Seller, as lender, will be named as an additional insured as its interest may appear and shall contain a loss payee endorsement in favor of such additional insured with respect to the property policies required to be maintained under the Transaction Asset Documents.

                          (iv)        Survey.     To the extent obtained by Seller from the Transaction Asset Obligor with respect to any Eligible Transaction Asset at the origination thereof, Buyer shall have received a current survey of the Mortgaged Property or Underlying Property, as applicable, in a form satisfactory to Buyer.

                          (v)        Lien Search Reports.    Buyer or its counsel shall have received, as reasonably requested by Buyer, satisfactory reports of UCC, tax lien, judgment and litigation searches and title reports and updates, as applicable, conducted by search firms and/or title companies acceptable to Buyer with respect to the Transaction Asset, Seller and the related underlying Transaction Asset Obligor, such searches to be conducted in each location Buyer shall reasonably designate.

                          (vi)        Title Insurance Policy.    (A) With respect to a Mortgage Loan, Seller shall have delivered to Buyer (1) an unconditional commitment to issue title insurance policies in favor of Seller and Seller’s successors and/or assigns with respect to Seller’s interest in the related real property with an amount of insurance that shall be not less than the related Asset-Specific Transaction Balance (taking into account the proposed Purchase Price) or such other amount as Buyer shall require in its sole discretion, or (2) an endorsement or confirmatory letter from the title company that issued the existing title insurance policy in favor of Seller and Seller’s successors and/or assigns that amends the existing title insurance policy by stating that the amount of the insurance is no less than the related Asset-Specific Transaction Balance (taking into account the proposed Purchase Price) or such other amount of title coverage as Buyer shall require in its sole discretion. (B) With respect to a Mezzanine Loan Participation, a B Note, Preferred Equity Interest, CMBS or Other Approved Transaction Asset, Seller shall have delivered to Buyer such evidence as Buyer on a case-by-case basis, in its sole discretion, shall require of the ownership of the real property underlying such Transaction Asset including, without limitation, a copy of a title insurance policy dated a date, and by a title insurer, in each case acceptable to Buyer in its sole discretion, showing that title is vested in the related Transaction Asset Obligor or in an entity in whom such Transaction Asset Obligor holds a beneficial interest.

                          (vii)        Transfer Documents.    Seller shall have executed and delivered to Buyer, in form and substance satisfactory to Buyer and its counsel, all Purchase Documents for the proposed Transaction substantially in the forms attached thereto or as otherwise approved by Buyer, conveying a valid ownership interest in the proposed Transaction Asset(s) to Buyer and perfecting a precautionary first priority security interest of Buyer in the proposed Transaction Asset(s) (and, in each case except with respect to the Initial Transaction Asset, in any Interest Rate Protection Agreements held by Seller with respect thereto) which shall be subject to no Liens except as expressly permitted by Buyer. Each of the Transfer Documents shall contain such representations and warranties concerning the proposed Transaction Asset and such other terms as shall be reasonably satisfactory to Buyer.

                          (viii)        Opinions of Counsel.    Buyer shall have received (A) from counsel to Seller its legal opinion, as to (among other things) enforceability of this Agreement and all documents executed and delivered hereunder in connection with such Transaction, (B) in the event an Eligible Transaction Asset is a Mortgage Loan or Mortgage B Note, at Buyer’s option, an opinion from applicable local counsel as to the enforceability of the assignment of mortgage to Buyer and the perfection of the Eligible Transaction Asset under the laws of the applicable state, to the extent such opinion was issued in connection with the related Mortgage Loan or Mortgage B Note, as applicable, and (C) an opinion to Seller and its successors and assigns from counsel to the underlying obligor on the underlying loan transaction, as applicable, as to enforceability of the loan documents governing such transaction in a form acceptable to Buyer (and shall include, without limitation, opinions as to due formation, authority, choice of law and perfection of security interests). Such legal opinions referred to in clauses (A) and (B) above shall be addressed to Buyer and its successors and assigns (and the opinion referred to in clause (C) above shall state that it may be relied upon by the successors and assigns of Seller in Seller’s capacity as lender on the underlying loan transaction), dated the related Purchase Date, and in form and substance reasonably satisfactory to Buyer.

                          (ix)        Additional Real Estate Matters. To the extent obtained by Seller from the Transaction Asset Obligor relating to any Eligible Transaction Asset at the origination thereof, Seller shall have delivered to Buyer such other real estate related certificates and documentation as may have been requested by Buyer, such as (i) certificates of occupancy and letters certifying that the property is in compliance with all applicable zoning laws, each issued by the appropriate Governmental Authority and (ii) abstracts of all leases in effect at the real property relating to such Transaction Asset.

                          (x)        B Notes, Mezzanine Loans, Mezzanine Loan Participations and Preferred Equity Interests. In the case of a B Note, Mezzanine Loan, Mezzanine Loan Participation or Preferred Equity Interest, Buyer shall have received all documentation specified herein as if the underlying loan were the direct Transaction Asset and, in addition, all documentation evidencing or otherwise relating to the B Note, Mezzanine Loan, Mezzanine Loan Participation or Preferred Equity Interest, as applicable.

                          (xi)        CMBS. In the case of CMBS, Buyer shall have received (a) a copy of the applicable pooling and servicing agreement, trust agreement, participation agreement or similar document governing the issuance and administration of the CMBS; (b) a copy of any new issue asset summary books; (c) copy of the applicable prospectus or offering memorandum; (d) to the extent that the CMBS is certificated, an original of the relevant certificate duly endorsed in blank to Buyer; (e) to the extent that the CMBS is not certificated, all documents requested by Buyer to confirm that the CMBS is being held in a security account under the control of Buyer, or such other evidence of confirmation of the sale to Buyer as Buyer shall require; (f) a copy of the documents specified above relating to, directly or indirectly, the subject Transaction Asset, to the extent obtained by the originating lender and available to Seller; and (g) a copy of any other agreement or instrument evidencing or otherwise governing the CMBS.

                          (xii)        Other Documents. Buyer shall have received such other documents as Buyer or its counsel shall reasonably request with respect to each or any Transaction Asset.

              (c)        Transaction Asset Final Approval or Disapproval. Not later than two (2) Business Days following the date upon which Seller has tendered performance of the conditions enumerated in Section 3.03(b) or has delivered such items or documents fully executed, if applicable, in final form, Buyer shall either (i) if the Transaction Asset Documents or the Transfer Documents with respect to the proposed Transaction Asset are not reasonably satisfactory in form and substance to Buyer, notify Seller that Buyer has not approved the proposed Transaction Asset as a Transaction Asset or (ii) notify Seller and Bailee, if applicable, that Buyer has approved the proposed Transaction Asset as a Transaction Asset. Buyer’s failure to respond to Seller within two (2) Business Days shall be deemed to be a denial of Seller’s request that Buyer approve the proposed Transaction Asset, unless Buyer and Seller have agreed otherwise in writing.

              (d)        Procedure for Purchase of Eligible Transaction Assets. Once Buyer has approved the Transaction Asset in accordance with Section 3.03(c) above, Seller may request a Transaction hereunder, on any Business Day during the period from and including the Effective Date to and including the Termination Date, by delivering to Buyer, with a copy to Custodian, a Confirmation, which Confirmation must be received by Buyer prior to 12:00 p.m., New York City time, one (1) Business Day prior to the requested Purchase Date. Such Confirmation shall have attached to it an Officer’s Certificate signed by a Responsible Officer of Seller as required by Section 6.02(b) hereof, as well as a Transaction Asset Tape. Contemporaneously with the delivery of the Confirmation, Seller shall deliver to Buyer with a copy to Custodian, a Custodial Identification Certificate along with the accompanying Transaction Asset Schedule with respect to all proposed Transaction Assets to be sold to Buyer on the applicable Purchase Date.

              (e)        Delivery of Asset Files and Transfer Documents.

              “Non-Table Funded” Transaction Asset:

                                      (1)         By no later than 12:00 p.m., New York City time, two (2) Business Days prior to any Purchase Date, Seller shall deliver to the Custodian as to any Transaction Asset on a case-by-case basis, (i) original counterparts of all Transaction Asset Documents comprising the Asset File, (ii) the Transfer Documents described in Section 3.03(b)(vii) above, and (iii) to the extent applicable, any other documents, reports or updated information as Buyer shall request pursuant to Section 3.03(b) not heretofore finally approved by Buyer.

              “Table Funded” Transaction Assets:

                                      (1)         By no later than 12:00 p.m., New York City time, on the Purchase Date, Seller shall cause the Bailee to deliver to the Custodian and the Buyer by facsimile or e-mail (i) as to each Eligible Transaction Asset, the original note evidencing the making of a loan secured by such Transaction Asset, the Transfer Documents described in Section 3.03(b)(vii) above, and a fully executed Bailee Agreement and Bailee’s Trust Receipt and Certification issued by the Bailee thereunder, (ii) evidence satisfactory to Buyer that all documents necessary to (a) transfer title to the Eligible Transaction Asset to Seller and to perfect Seller’s interest in the collateral relating thereto and (b) perfect Buyer’s interest in the Eligible Transaction Assets, have been delivered to a party acceptable to Buyer for recordation and filing, and (iii) copies of all other documents comprising the Asset File for each Eligible Transaction Asset.

                                      (2)         By no later than 12:00 p.m., New York City time, on the third (3rd) Business Day following the applicable Purchase Date, Seller shall cause the Bailee to deliver to the Custodian the Asset File.

              (f)        Delivery of Transaction Asset Schedules and Trust Receipts.    With respect to “Table Funded” Transaction Assets, by 1:00 p.m. New York City time on each Purchase Date, Custodian shall provide to Buyer a proposed Transaction Asset Schedule for the applicable Eligible Transaction Assets. With respect to “Non-Table Funded” Transaction Assets, by no later than 1:00 p.m., New York City time, on the Purchase Date, Custodian shall deliver to Seller and Buyer a Trust Receipt with a Transaction Asset Schedule in respect of all of the Transaction Assets sold to Buyer on such Purchase Date. With respect to “Table Funded” Transaction Assets, by no later than 1:00 p.m. New York City time on the third (3rd) Business Day following the applicable Purchase Date, the Custodian shall deliver to Buyer a Trust Receipt with a Transaction Asset Schedule in respect of all of the Transaction Assets sold to Buyer on the applicable Purchase Date.

              (g)        Entering into Transaction.    If Seller shall deliver a Confirmation pursuant to Section 3.03(d) hereof and all conditions precedent set forth in Sections 3.03 and 6.02 (and, in the case of the Initial Transaction, 6.01) have been met, and provided no Default or Event of Default shall have occurred and be continuing, Buyer shall enter into a Transaction with Seller on the requested Purchase Date with a Purchase Price in the amount so requested and approved by Buyer.

              (h)        Funding of Transaction.    Subject to the timely receipt by Buyer of a Trust Receipt with a Transaction Asset Schedule as provided above, and subject further to the provisions of Section 6 hereof, such Purchase Price payment will then be made available to Seller by Buyer transferring, via wire transfer, to the following account of Seller: Wells Fargo Bank, San Francisco, CA, ABA # 121-000-248, Account #: 4121 762199, Account Name: KBS GKK Participation Holdings II, LLC, the aggregate Purchase Price amount of such Transaction in funds immediately available to Seller. Buyer may consider on a case-by-case basis alternative funding arrangements requested by Seller, including the funding through an escrow agent acceptable to Buyer in its sole but reasonable discretion.

              (i)        Additional Documents.    From time to time, Seller shall forward to the Custodian additional original documents or additional documents evidencing (A) any assumption, modification, consolidation or extension of a Transaction Asset permitted pursuant to the terms of this Agreement and the Transaction Documents or (B) any amendment to the operative documents with respect to an Equity Interest, in each case approved by Buyer in accordance with the terms of this Agreement and the Transfer Documents or the Security Documents, and upon receipt of any such other documents, the Custodian shall hold such other documents as Buyer shall request from time to time in accordance with the Custodial Agreement.

              (j)        Certified Copies.    With respect to any documents which have been delivered or are being delivered to recording offices for recording and have not been returned to Seller in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, Seller shall deliver to Buyer a true copy thereof with an Officer’s Certificate certifying that such copy is a true, correct and complete copy of the original, which has been transmitted for recordation. Seller shall deliver such original documents to the Custodian promptly when they are received.

3.04.      Debt Yield Test Failure.

              (a)        If a Debt Yield Test Failure shall occur, and Buyer and Goldman determine, in their sole and absolute discretion, that the aggregate Debt Yield Test Value on the date of such Debt Yield Test Failure of (i) one or more of the DYT Assets in the DYT Asset Pool that are not yet subject to a Transaction, plus (ii) any DYT Assets that have theretofore become the subject of a Transaction, would be, if such DYT Asset(s) described in clause (i) above were Transaction Asset(s) hereunder, sufficient to result in a Debt Yield Test Cure, Buyer and Goldman shall initially select, and shall give Seller written notice of such initial selection within two (2) Business Days thereafter (an “Initial DYT Notice”), one or more DYT Assets that Seller may wish to be conveyed by Seller to Buyer and to become Transaction Assets hereunder and under the Goldman MRA for the sole purpose of effecting such Debt Yield Test Cure. Within three (3) Business Days after the giving of the Initial DYT Notice, Seller shall submit to Buyer and Goldman (i) a Variance Statement as to each DYT Asset identified in the Initial DYT Notice and (ii) a complete DYT Asset Due Diligence Package for each DYT Asset specified in the Initial DYT Notice. Within five (5) Business Days after such submission by Seller, Buyer and Goldman shall make their selection of the DYT Asset that Buyer and Goldman wish to become Transaction Assets hereunder and under the Goldman MRA to effect such Debt Yield Test Cure and shall notify Seller thereof (a “DYT Notice”). Such selection of DYT Assets shall be made in the sole and absolute discretion of Buyer and Goldman. No Purchase Price shall be funded with respect to any DYT Assets.

              (b)        Upon receipt of the DYT Notice, Seller shall (or shall cause Guarantor to require that the Subsidiary of Guarantor that owns such DYT Asset) within two (2) Business Days, enter into a participation agreement with respect to, and create certificated participations in, each such DYT Asset such that a 43.75% participation therein can be conveyed to Buyer pursuant to this Section 3.04 and a 56.25% participation therein can be conveyed to Goldman under the Goldman MRA. Each such participation agreement shall be in form substantially similar to the Participation Agreement and Participation Certificates, with such changes to be made thereto that are reasonably required.

              (c)        Prior to 12:00 p.m., New York City time on the fifth (5th) Business Day after Buyer has given the DYT Notice, Seller shall deliver to Buyer, with a copy to Custodian, (i) an Officer’s Certificate attesting that the most recent Quarterly DYT Asset Report is true and correct, and (ii) a Confirmation for the participation in such DYT Asset(s), specifying the next occurring Business Day as the Purchase Date. Such Confirmation shall have attached to it an Officer’s Certificate signed by a Responsible Officer of Seller as required by Section 6.02(b) hereof, and a Transaction Asset Tape. Contemporaneously with the delivery of the Confirmation, Seller shall deliver to Buyer with a copy to Custodian, a Custodial Identification Certificate along with the accompanying Transaction Asset Schedule with respect to any DYT Asset(s) to be conveyed to Buyer on the Purchase Date set forth in such Confirmation.

              (d)        By no later than 12:00 p.m., New York City time, two (2) Business Days prior to any Purchase Date related to any DYT Assets, Seller shall deliver (A) to the Custodian original counterparts of all Transaction Asset Documents comprising the Asset File for such DYT Asset(s) and (B) to the Buyer the items described in Section 3.03(b)(vii) and (viii) above for such DYT Asset(s). By no later than 1:00 p.m., New York City time, on the Purchase Date related to any DYT Assets, Custodian shall deliver to Seller and Buyer a Trust Receipt with a Transaction Asset Schedule in respect of the DYT Assets conveyed to Buyer on such Purchase Date. From time to time, Seller shall forward to the Custodian additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of any DYT Asset that has become a Transaction Asset as permitted pursuant to the terms of this Agreement and the Transaction Documents, and upon receipt of any such other documents, the Custodian shall hold such other documents as Buyer shall request from time to time in accordance with the Custodial Agreement.

              (e)        Notwithstanding anything herein to the contrary, Buyer shall be entitled in its sole discretion, for any reason, to substitute for any DYT Asset that is the subject of a Transaction hereunder any other DYT Asset in the DYT Asset Pool, and in such event, Buyer shall give a DYT Notice to Seller, and Seller shall timely comply with the requirements of Sections 3.04(b), (c) and (d).

3.05.      Repurchase of Transaction Assets; Periodic Advance Repurchase Payments.

              (a)        Seller hereby promises to pay in full on the Termination Date the then Repurchase Price with respect to all Transaction Assets then held by Buyer.

              (b)        Notwithstanding that Buyer and Seller intend all Transactions hereunder to be sales of the related Transaction Assets to Buyer, Seller hereby promises to pay to Buyer an amount equal to the accreted value of the Price Differential of each Transaction (a “Periodic Advance Repurchase Payment”) for the period from and including the date of such Transaction to but excluding the date on which the Repurchase Price with respect to such Transaction shall be paid in full, at a rate per annum (the “Pricing Rate”) equal to the Eurodollar Rate plus the applicable Eurodollar Rate Spread. Notwithstanding the foregoing, Seller hereby promises to pay to Buyer, to the extent permitted by applicable law, a late fee (the “Late Fee”) at the applicable Late Fee Rate with respect to any Repurchase Price Amount and to any other amount payable by Seller hereunder that shall not be paid in full when due for the period from and including the due date thereof to but excluding the date the same is paid in full. Payment and acceptance of late fees pursuant to this subsection shall not constitute a waiver of any Default and shall not otherwise limit or prejudice any right of Buyer hereunder.

              (c)        With respect to any Transaction Asset, Seller shall repay to Buyer, upon Seller’s receipt thereof an amount equal to the amount of casualty or condemnation proceeds paid to or for the benefit of, Seller any Transaction Asset Obligor in respect of such Transaction Asset to the extent that Seller is not required under the underlying loan documents with the Transaction Asset Obligor to reserve, escrow, re-advance or apply such proceeds for the benefit of such obligor or the underlying real property. So long as no Default or Event of Default has occurred and is then continuing, such amounts paid to Buyer shall be applied in reduction of the Asset-Specific Transaction Balance relating to such Transaction Asset.

              (d)        Any Periodic Advance Repurchase Payments with respect to a Transaction shall be made monthly in arrears on the fifteenth (15th) day of each month (or the first Business Day thereafter if the fifteenth (15th) day of the month is not a Business Day), or on any other Business Day of each month as mutually agreed to by Buyer and Seller, and for the last month of this Agreement on the first Business Day of such last month and on the Termination Date (each, a “Payment Date”); provided that, Buyer may, in its sole discretion, require any accrued but unpaid Periodic Advance Repurchase Payments to be paid simultaneously with any prepayment of Repurchase Price made by Seller with respect to any Transaction. Any Late Fee payable at the Late Fee Rate shall accrue daily and shall be payable upon such accrual.

3.06.      Transaction Asset Defaults.    If at any time under any Transaction Asset Document evidencing a Transaction Asset there is an “Event of Default” (as defined in the applicable documents in the Asset File), or event with which the giving of notice or lapse of time or both would become an “Event of Default” (as defined in the applicable documents in the Asset File), Seller shall notify Buyer of same, and if the quotient of (a) the outstanding Repurchase Price of the Transaction Assets divided by (b) the aggregate outstanding principal amount of the Transaction Assets, shall be greater than fifty percent (50%), Seller shall thereafter, commencing on the next occurring Payment Date, make mandatory payments on each Payment Date (“Forced Amortization Payments”) in reduction of the Repurchase Price of the Transaction Assets, each in an amount equal to one percent (1%) of the outstanding principal portion of the Repurchase Price of the Transaction Assets, until such time as the quotient of (a) the outstanding Repurchase Price of the Transaction Assets divided by (b) the aggregate outstanding principal amount of the Transaction Assets, shall be equal to fifty percent (50%).

3.07.      Prepayments; Funding Costs.

              (a)        Any Transaction Asset may be repurchased and prepayments in reduction of the Repurchase Price for any Transaction Asset may be made at any time without any penalty or premium upon two (2) Business Days prior written notice to Buyer (or, in the event of a prepayment in reduction of the Repurchase Price of any Transaction Asset that is voluntary (as opposed to mandatory under the terms of this Agreement), upon two (2) Business Days prior written notice given simultaneously to Buyer and Goldman); provided, however, that any such payment and prepayment shall be accompanied by an amount representing any accrued but unpaid Periodic Advance Repurchase Payments and Late Fees and all other amounts then due under the Transaction Documents (including, without limitation, all amounts due under Section 3 hereof). Each prepayment in reduction of the Repurchase Price of any Transaction Asset that is voluntary (as opposed to mandatory under the terms of this Agreement) shall be made (A) in an amount of not less than One Hundred Thousand Dollars ($100,000) (or the outstanding balance of the Repurchase Price, if less), and (B) simultaneously with a pro rata prepayment in reduction of the “Repurchase Price” under the Goldman MRA. So long as no Default or Event of Default has occurred and is then continuing, each prepayment shall be applied to reduce any Asset-Specific Transaction Balance as designated by Seller to Buyer in writing.

              (b)        Funding Costs.

                          (i)        Seller shall compensate Buyer, upon written request by Buyer (which request shall set forth the basis for requesting such amounts), for all Funding Costs.

                          (ii)        Buyer shall deliver to Seller a statement setting forth the amount and basis of determination of any Funding Cost, it being agreed that such statement and the method of calculation shall be conclusive and binding on Seller, absent manifest error. In addition, in the event Seller provides Buyer not less than five (5) Business Days prior written notice of a proposed voluntary prepayment under Section 3.07(a) hereof, Buyer shall deliver to Seller a non-binding good faith estimate of the applicable components and amount of Funding Costs which would be incurred by Seller if Seller were to make such voluntary prepayment; provided, however, that Seller shall remain liable for all Funding Costs shown on the statement referred to in the first sentence of this subsection (b), notwithstanding such good faith estimate.

In lieu of prepaying the Repurchase Price of any Transaction Asset when and as otherwise required or permitted by this Agreement, Seller may on any Business Day (a “Deposit Funding Date”) instead deposit with Buyer an amount equal to the applicable prepayment, to be held by Buyer (the “Prepayment Deposit”) until such date as application of the Prepayment Deposit on account of repurchase of such Transaction Asset would not cause Buyer to suffer Funding Costs (the “Deposit Application Date”). Any Prepayment Deposit held by Buyer shall: (a) constitute additional security hereunder, for which the parties shall enter into such security documents (and account establishment and administration documents) as Buyer shall require; (b) be held by Buyer in an interest-bearing account selected and controlled solely by Buyer, interest on which shall be added to principal and applied in the same manner as principal; (c) at Buyer’s option, be accompanied by a payment (as estimated by Buyer) equal to the difference between the interest to be earned on the Prepayment Deposit and the interest that will accrue on a portion of the Purchase Price of such Transaction Asset equal to the Prepayment Deposit during the period from the Deposit Funding Date to the Deposit Application Date; (d) with respect to the Transaction Assets, entitle Seller to the same rights and benefits (including the right to releases, if any) that would have been available to Seller if Seller had prepaid the Repurchase Price (and designated Asset-Specific Transaction Balance(s)) by an amount equal to the Prepayment Deposit; and (e) be applied on account of the Repurchase Price on the Deposit Application Date.

3.08.      Voting and Consents under Transaction Assets.

              (a)        Unless and until a Default or Event of Default shall have occurred hereunder, and otherwise in accordance with Section 10(f), Seller shall have a revocable license to exercise all voting and consent rights with respect to the Transaction Assets, provided that Seller’s exercise of such rights does not materially impair the then-current Asset Value of any Transaction Asset, is commercially reasonable and does not result in a modification of the Transaction Asset or Transaction Asset Documents that would permit or evidence any action defined as a “Unanimous Decision” in the Participation Agreement. Such license shall be deemed automatically revoked upon the occurrence of a Default or Event of Default hereunder.

              (b)        Notwithstanding the provisions of Section 3.08(a), if Seller wishes to exercise any voting or consent right with respect to the Transaction Assets that does not materially impair the then-current Asset Value of any Transaction Asset and is commercially reasonable, but will or may result in a modification of the Transaction Asset or Transaction Asset Documents that would permit or evidence any action defined as a “Unanimous Decision” in the Participation Agreement, Seller shall request Buyer’s written consent thereto no later than ten (10) Business Days prior to the exercise of such voting or consent right. Buyer shall notify Seller within five (5) Business Days thereafter whether or not Buyer grants its consent, which consent shall not be unreasonably withheld. If Buyer shall fail to notify Seller of the granting or withholding of consent within such five (5) Business Day period, then Seller shall give Buyer a reminder notice, which reminder notice shall reiterate the specific details of Seller’s initial request for consent and shall contain the following caption on the first page thereof in bold and capitalized type:

“YOU SHALL BE DEEMED TO HAVE APPROVED SELLER’S REQUEST FOR CONSENT TO A MATTER UNDER SECTION 3.08(b) OF THE MASTER REPURCHASE AGREEMENT DATED AUGUST 22, 2008, UNLESS YOU RESPOND TO THIS REMINDER NOTICE WITHIN TEN (10) BUSINESS DAYS AFTER YOUR RECEIPT OF THIS REMINDER NOTICE.”

If Seller sends such reminder notice to Buyer as aforesaid and Buyer fails to respond to Seller within ten (10) Business Days after its receipt of such reminder notice by approving Seller’s request for consent under this Section 3.08(b) or stating Buyer’s reason for disapproval, then Buyer shall be deemed to have approved the Seller’s request for consent under this Section 3.08(b) but such deemed approval shall not relieve Seller of compliance with the other provisions of this Section 3.08.

              (c)        If Buyer notifies Seller within the five (5) Business Day period referenced in Section 3.08(b) that it has elected to withhold consent to Seller’s request made under Section 3.08(b), Seller shall nonetheless be entitled to exercise the voting or consent right that is the subject of Seller’s request; provided, however, that if, on the date of Seller’s initial request for consent, the quotient of (a) the outstanding Repurchase Price of the Transaction Assets divided by (b) the aggregate outstanding principal amount of the Transaction Assets, shall be greater than fifty percent (50%), Seller shall, commencing on the next occurring Payment Date, make Forced Amortization Payments on each Payment Date in reduction of the Repurchase Price of the Transaction Assets, each in an amount equal to one percent (1%) of the outstanding principal portion of the Repurchase Price of the Transaction Assets, until such time as the quotient of (a) the outstanding Repurchase Price of the Transaction Assets divided by (b) the aggregate outstanding principal amount of the Transaction Assets, shall be equal to fifty percent (50%).

Section 4.          Payments; Computations; Etc.

4.01.      Payments.

              (a)        On or before the date hereof, Seller and Buyer shall establish and maintain with the Depository Bank a deposit account owned by, in the name of and under the sole control of Buyer with respect to which the Blocked Account Agreement shall have been executed (such account, together with any replacement or successor thereof, the “Collection Account”). Seller shall cause all Income or other assets (if cash) with respect to the Transaction Assets to be deposited in the Collection Account no later than the next Business Day following the collection and receipt thereof by Seller or the Servicer (or, if received by Seller or the Servicer after 1:00 p.m. New York time, no later than the second (2nd) Business Day following the collection and receipt thereof by Seller or the Servicer). Simultaneously with the transfer of any Transaction Assets to Buyer, Seller shall deliver to each Transaction Asset Obligor (or the related collection account bank, as applicable), or the related lead lender or servicer under a Transaction Asset, an irrevocable direction letter in form and substance reasonably satisfactory to Buyer instructing such Person to remit to the Collection Account all amounts payable to Seller under the related Transaction Assets (unless such Transaction Asset Obligor or related servicer or lender is already remitting payments to Servicer, whereupon Seller shall direct Servicer to remit all such amounts into the Collection Account and service such payments in accordance with the Servicing Agreement and the provisions hereof) and shall provide to Buyer written proof of such delivery. If a Transaction Asset Obligor (or the related collection account bank) or the related lead lender or servicer under a Transaction Asset forwards any Income with respect to such Transaction Asset to Seller rather than directly to the Collection Account,

Seller shall (i) deliver an additional irrevocable direction letter to the applicable Person and cause such Person to forward such amounts directly to the Collection Account and (ii) hold such amounts in trust for Buyer and immediately deposit in the Collection Account any such amounts. All Income in respect of the Transaction Assets, which may, except with respect to the Initial Transaction Asset, include payments in respect of associated Hedging Transactions, shall be deposited directly into, or, if applicable, remitted directly from the applicable underlying collection account to, the Collection Account.

              (b)        So long as no Event of Default shall have occurred and be continuing, all Income on deposit in the Collection Account in respect of the Transaction Assets (and, except with respect to the Initial Transaction Asset, the associated Hedging Transactions) during each month shall be applied by the Buyer on the fifteenth (15th) day of each subsequent month (or the first Business Day thereafter if the fifteenth (15th) day of the month is not a Business Day) as follows:

                          (i)        first, to Buyer an amount equal to all Late Fees and other amounts payable by Seller and outstanding hereunder and under the other Transaction Documents (other than the Repurchase Price);

                          (ii)        second, to Buyer an amount equal to the Periodic Advance Repurchase Payment which has accrued and is outstanding in respect of the Transactions as of such first Business Day of each subsequent month;

                          (iii)        third, if a principal payment in respect of any Transaction Asset has been made during such period, or if Seller has received any other payment to which Seller is entitled under any Transaction Asset Document or otherwise, to Buyer, in respect of the related Repurchase Price an amount equal to the product of the amount of such principal or other payment multiplied by the quotient of (x) the outstanding amount of the Repurchase Price of the Initial Transaction Asset divided by (y) the outstanding principal amount of the Initial Transaction Asset immediately prior to such principal or other payment; and

                          (iv)        fourth, to remit to Seller the remainder, if any.

If on the fifteenth (15th) day of any month, the amounts deposited in the Collection Account shall be insufficient to make the payments required under clauses (i) through (iii) of this Section 4.01(b), the same shall constitute an Event of Default hereunder if the shortfall amount is not paid in full by Seller within one (1) Business Day after such fifteenth (15th) day of the month.

              (c)        If an Event of Default shall have occurred and be continuing, all Income on deposit in the Collection Account in respect of the Transaction Assets (and, except with respect to the Initial Transaction Asset, the associated Hedging Transactions) shall be applied on the Business Day next following the Business Day on which such funds are deposited in the Collection Account as follows:

                          (i)        first, to Buyer, all Late Fees and all other amounts payable by Seller and outstanding hereunder and under the other Transaction Documents (other than the Repurchase Price);

                          (ii)        second, to Buyer, an amount equal to the Periodic Advance Repurchase Payment which has accrued and is outstanding in respect of the Transactions as of such Business Day;

                          (iii)        third, to Buyer, in respect of the aggregate Repurchase Price of the Transaction Assets, until such aggregate Repurchase Price has been reduced to zero; and

                          (iv)        fourth, to Seller, the remainder.

              (d)        If at any time during the term of any Transaction any Income is distributed to Seller or Seller has otherwise received such Income and has made a payment in respect of such Income to Buyer pursuant to this Section 4.01, and for any reason such amount is required to be returned by Buyer to the Transaction Asset Obligor under such Transaction Asset (either before or after the Repurchase Date), Buyer may provide Seller with notice of such required return, and Seller shall pay the amount of such required return to Buyer by 11:00 a.m., New York time, on the Business Day following Seller’s receipt of such notice.

              (e)        Except to the extent otherwise expressly provided herein, if the due date of any payment under this Agreement would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and Periodic Advance Repurchase Payment shall be payable for any Repurchase Price so extended for the period of such extension.

4.02.      Computations.    The amount of Periodic Advance Repurchase Payments and Late Fees shall be computed on the basis of a 360-day year for the actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable. Buyer shall determine any Pricing Rate or Late Fee Rate payable with respect to Transactions hereunder, and such determination shall be conclusive and binding, absent manifest error.

4.03.      Intentionally Omitted.

4.04.      Booking of Transactions.    Without limitation of Buyer’s rights to sell, assign or transfer a Transaction or any interest therein, including any participation interest therein, at any time and from time to time, Buyer may make, carry or transfer such Transaction at, to, or for the account of any of its branch offices or the office of an Affiliate of Buyer.

4.05.      Buyer’s Funding of Eurodollar Rate Transactions.    Seller hereby expressly acknowledges and agrees that Buyer may fund a Transaction in any manner it sees fit, including (i) through the actual purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of Eurodollar Rate in an amount equal to the Purchase Price of such Transaction and having a maturity comparable to the relevant payment period or (ii) through Buyer’s entering into or purchase of repurchase agreements, interest rate agreements, swap agreements or other arrangements in such amounts as Buyer shall determine (and which amounts may or may not, in Buyer’s sole discretion, be “match funded” to such Transaction). Calculation of all amounts payable to Buyer under this Section 4.05 shall be made as though Buyer had actually funded such Transaction through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of Eurodollar Rate in an amount equal to the amount of such Transaction and having a maturity comparable to the relevant payment period and through the transfer of such Eurodollar deposit from an off-shore office of Buyer to a domestic office of Buyer in the United States of America; provided, however, that Buyer may fund such Transaction in any manner it sees fit and the foregoing assumptions shall be utilized only for purposes of calculating amounts payable under this Section 4.05.

4.06.      Limitation on Types of Transactions; Illegality.    Anything herein to the contrary notwithstanding, if:

              (a)        Buyer determines, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of “Eurodollar Base Rate” in Section 2.01 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the amounts of Periodic Advance Repurchase Amounts or of Late Fees for Transactions; or

              (b)        Buyer determines, which determination shall be conclusive, that the relevant rate of interest referred to in the definition of “Eurodollar Base Rate” in Section 2.01 hereof upon the basis of which the Pricing Rate for Transactions is to be determined is not likely adequate to cover the cost to Buyer of making or maintaining Transactions; or

              (c)        Buyer determines, which determination shall be conclusive, that it is or will be unlawful for Buyer to honor its obligation to make or maintain Transactions hereunder using a Eurodollar Rate as a result of compliance by Buyer in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful); then Buyer shall give Seller prompt notice thereof and, so long as such condition remains in effect, Buyer shall be under no obligation to enter into additional Transactions, and Seller shall either repurchase all such Transaction Assets as may be held by Buyer or pay Periodic Advance Repurchase Payments on such Transactions at a Pricing Rate per annum equal to the Eurodollar Substitute Rate, such rate to be applied from the date of the occurrence of such condition and until such repurchase.

4.07.      Income Payments.    Subject to Sections 4.01 and 10(m) hereof, Seller shall be entitled to receive an amount equal to all Income paid or distributed on or in respect of the Transaction Assets that is not otherwise received by Seller, to the full extent it would be so entitled if the Transaction Assets had not been sold to Buyer; provided that in no event shall Buyer be entitled to receive any proceeds received from any Transaction Asset Obligor in connection with the refinancing and/or final distribution to Buyer with respect to any Transaction Assets to the extent same exceeds the sums provided to be paid to Buyer under Section 3.06 and Section 8.20 of this Agreement.

4.08.      Compensation for Increased Costs.    If Buyer shall in good faith determine that any change in any law, treaty or governmental rule, regulation or order, or in the interpretation, administration or application thereof, or any determination of a court or governmental authority, or compliance with any guideline, request or directive issued or made by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

              (a)        imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Buyer; or

              (b)        imposes any other condition on or affecting Buyer or its obligations hereunder or the interbank Eurodollar market;

and the result of any of the foregoing is to increase the cost to Buyer of agreeing to enter into, entering into or remain a party to, the Transactions hereunder or to reduce any amount received or receivable by Buyer with respect thereto; then, in any such case, Seller shall promptly (but in any event no later than five (5) Business Days following any notice from Buyer of the same) pay to Buyer, upon receipt of the statement referred to in the next sentence, such additional amount or amounts as may be necessary to compensate Buyer for any such increased cost or reduction in amounts received or receivable hereunder. Buyer shall deliver to Seller a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Buyer under this Section 4.08, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

4.09.      No Re-Advances.    No sums paid, repaid or prepaid by Seller hereunder on account of the Repurchase Price of any Transaction Asset may be re-advanced to Seller.

Section 5.          Transaction Asset Security.

5.01.      Transaction Asset; Security Interest.

              (a)        Pursuant to the Custodial Agreement, the Custodian shall hold the Transaction Asset Documents as exclusive bailee and agent for the Buyer pursuant to terms of the Custodial Agreement and shall deliver Trust Receipts (as defined in the Custodial Agreement) to the Buyer, each to the effect that it has reviewed such Transaction Asset Documents in the manner and to the extent required by the Custodial Agreement and identifying any deficiencies in such Transaction Asset Documents as so reviewed.

              (b)        All of Seller’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, is hereinafter referred to as the “Transaction Asset Items”:

                          (i)        all Transaction Assets;

                          (ii)        all Transaction Asset Documents, including without limitation all Confirmations, and all Servicing Records, Servicing Agreements and any other collateral pledged or otherwise relating to such Transaction Assets, together with all files, documents, instruments, surveys, certificates, correspondence, appraisals, computer programs, computer storage media, accounting records and other books and records relating thereto;

                          (iii)        all mortgage guaranties and insurance (issued by governmental agencies or otherwise) and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance relating to any Transaction Asset and all claims and payments thereunder;

                          (iv)        all other insurance policies and insurance proceeds relating to any Transaction Asset or the related Mortgaged Property or Underlying Property;

                          (v)        except with respect to the Initial Transaction Asset, any Hedging Transactions and Interest Rate Protection Agreements, relating to or constituting any and all of the foregoing;

                          (vi)        the Collection Account and all monies from time to time on deposit in the Collection Account;

                          (vii)        all collateral, however defined, under any other agreement between Seller or any of its Affiliates on the one hand and Buyer or any of its Affiliates on the other hand (to the extent the inclusion of such collateral in the Transaction Asset Items would not violate the provisions of such other agreement);

                          (viii)        all “general intangibles”, “accounts” and “chattel paper” as defined in the Uniform Commercial Code relating to or constituting any and all of the foregoing; and

                          (ix)        any and all replacements, substitutions, distributions on or proceeds of any and all of the foregoing.

              (c)        The parties intend that the Transactions hereunder be sales and purchases and not loans; provided that in order to preserve the rights of Buyer under this Agreement in the event that any court or other forum re-characterizes any Transaction hereunder as a loan, Seller shall be deemed to have assigned, pledged and granted a security interest in all of its right, title and interest in, to and under the Transaction Assets and the related Transaction Asset Items described in Section 5.01(b) above to Buyer, as security for the prompt repayment and performance by Seller of its obligations under the Transaction Documents and the Transactions entered into under this Agreement, including, without limitation, Seller’s obligation to repurchase Transaction Assets at the Repurchase Price, or if such obligation were to be re-characterized as a loan, to repay such loan, and to pay any and all other amounts owing hereunder and any and all Citi Indebtedness from time to time outstanding (collectively, the “Repurchase Obligations”). Seller agrees to mark its computer records to evidence the interests granted to Buyer hereunder.

              (d)        Seller acknowledges that neither it nor Guarantor has any rights to service the Transaction Assets but only has rights as a party to the Servicing Agreement. Without limiting the generality of the foregoing and in the event that Seller or Guarantor is deemed to retain any residual rights under the Servicing Agreement, and for the avoidance of doubt, Seller grants, assigns and pledges hereby, and Guarantor shall grant, assign and pledge under the Parent Guaranty, to Buyer a security interest in its rights under the Servicing Agreement and proceeds related thereto and in all instances, whether now owned or hereafter acquired, now existing or hereafter created. The foregoing provision is intended to constitute a “security agreement or arrangement or other credit enhancement” (as defined under Sections 101(47)(v) and 741(7)(xi) of the Bankruptcy Code) related to this Agreement and the Transactions hereunder.

5.02.      Further Documentation.    At any time and from time to time, upon the written request of Buyer, and at the sole expense of Seller, Seller will promptly and duly execute and deliver and, to the extent required by Buyer, record in the applicable public records, or will promptly cause to be executed, delivered and so recorded, such further instruments and documents and take such further action as Buyer may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Liens created hereby or assignment of the Transaction Asset Documents. Seller also hereby authorizes Buyer to file any such financing or continuation statement without the signature of Seller to the extent permitted by applicable law. A carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement for filing in any jurisdiction.

5.03.      Changes in Locations, Name, etc.    Seller shall not (i) change the location of its chief executive office/chief place of business from that specified in Section 7.11 hereof or (ii) change its name, identity or corporate structure (or the equivalent) or change the location where it maintains its records with respect to the Transaction Assets unless it shall have given Buyer at least fifteen (15) days prior written notice thereof and shall have delivered to Buyer all Uniform Commercial Code financing statements and amendments thereto as Buyer shall request and taken all other actions deemed necessary by Buyer to continue its perfected status in the Transaction Asset with the same or better priority.

5.04.      Buyer’s Appointment as Attorney-in-Fact.

              (a)        Seller hereby irrevocably constitutes and appoints Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name, from time to time in Buyer’s discretion, for the purpose of carrying out the terms of this Agreement if an Event of Default shall have occurred and be continuing, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, Seller hereby gives Buyer the power and right, on behalf of Seller, without assent by, but with notice to, Seller, if an Event of Default shall have occurred and be continuing, to do the following:

                          (i)        in the name of Seller or its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any mortgage insurance or with respect to any other Transaction Asset and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Buyer for the purpose of collecting any and all such moneys due under any such mortgage insurance or with respect to any other Transaction Asset whenever payable;

                          (ii)        to pay or discharge taxes and Liens levied or placed on or threatened against the Transaction Assets; and

                          (iii)        (A) to direct any party liable for any payment under any Transaction Asset to make payment of any and all moneys due or to become due thereunder directly to Buyer, or as Buyer shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Transaction Asset; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any of the Transaction Assets; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Transaction Assets or any portion thereof and to enforce any other right in respect of any Transaction Asset; (E) to defend any suit, action or proceeding brought against Seller with respect to any Transaction Asset; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Transaction Assets as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Buyer’s option and Seller’s expense, at any time, and from time to time, all acts and things which Buyer deems necessary to protect, preserve or realize upon the Transaction Assets and Buyer’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as Seller might do.

Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

              (b)        Seller also authorizes Buyer, at any time and from time to time, to execute, in connection with any sale provided for in Section 10(f) hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Transaction Assets.

              (c)        The powers conferred on Buyer pursuant to this Section 5.04 are solely to protect Buyer’s interests in the Transaction Assets and shall not impose any duty upon Buyer to exercise any such powers. Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither Buyer nor any of its shareholders, officers, directors, or employees shall be responsible to Seller for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

5.05.      Performance by Buyer of Seller’s Obligations.    If Seller fails to perform or comply with any of its agreements contained in the Transaction Documents (except with respect to the payment of any amounts, whether in respect of any principal, interest or otherwise, owing to any Buyer under this Agreement or any other Transaction Document), Buyer may itself perform or comply, or otherwise cause performance or compliance, with such agreement, and the expenses of Buyer incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Late Fee Rate, shall be payable by Seller to Buyer on demand and shall constitute Repurchase Obligations.

5.06.      Limitation on Duties Regarding Preservation of Transaction Assets.    Buyer’s duty with respect to the custody, safekeeping and physical preservation of the Transaction Asset Items in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with such Transaction Asset Items in the same manner as Buyer deals with similar property for its own account. Neither Buyer nor any of its directors, officers or employees shall be liable for failure to demand, collect or realize upon all or any part of the Transaction Assets or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Transaction Asset upon the request of Seller or otherwise.

5.07.      Powers Coupled with an Interest.    All authorizations and agencies herein contained with respect to the Transaction Assets are irrevocable and powers coupled with an interest.

5.08.       Release of Security Interest.    Upon termination of this Agreement, the performance of all obligations under the Transaction Documents and repayment to Buyer of all Repurchase Obligations, Buyer shall release its security interest in any remaining Transaction Assets.

5.09.       Release of Transaction Assets.     Provided that no Default or Event of Default shall exist (other than one that (a) relates solely to the Transaction Asset to be released and (b) will be cured simultaneously with or by such release) and that Seller shall have paid all sums then due under the Transaction relating thereto, upon (i) Seller’s payment in full of the Asset-Specific Transaction Balance with respect to such Transaction Asset to be released together with all accrued but unpaid Periodic Advance Repurchase Payments on the applicable Transaction to the date of payment and all other sums then due under such Transaction, and (ii) receipt by Buyer of a written request from Seller for the release of such Transaction Asset, Buyer shall as soon as practicable release (and Buyer shall reasonably cooperate with Seller to facilitate reasonable escrow arrangements to facilitate a simultaneous release of) the related Transaction Asset Documents and the related Transaction Asset and any Liens related thereto to Seller. Buyer shall with reasonable promptness, after a written request from Seller, execute any document or instrument necessary to effectuate such release.

Section 6.          Conditions Precedent.

6.01.      Initial Transaction.    The obligation of Buyer to enter into the initial Transaction hereunder is subject to the satisfaction, immediately prior to or concurrently with the entering into such Transaction, of the condition precedent that Buyer shall have received all of the following items, each of which shall be satisfactory to Buyer and its counsel in form and substance:

              (a)        Transaction Documents.

                          (i)        Master Repurchase Agreement.    This Agreement, duly executed and delivered by Seller;

                          (ii)        Custodial Agreement.    The Custodial Agreement, duly executed and delivered by Seller and the Custodian;

                          (iii)        Parent Guaranty.    The Parent Guaranty, duly completed and executed; and

                          (iv)        Blocked Account Agreement.    A Blocked Account Agreement, duly executed by the parties thereto.

              (b)        Organizational Documents.    A good standing certificate and certified copies of the certificate of formation and limited liability company agreement of Seller and of all limited liability company or other authority for Seller with respect to the execution, delivery and performance of the Transaction Documents and each other document to be delivered by Seller from time to time in connection herewith (and Buyer may conclusively rely on such certificates until it receives notice in writing from Seller to the contrary), and (ii) a good standing certificate and certified copies of the certificate of incorporation and by-laws for Guarantor and of all resolutions or other authority for Guarantor with respect to the execution, delivery and performance of the Transaction Documents to which each such Guarantor is a party and each other document to be delivered by each such Guarantor from time to time in connection herewith (and Buyer may conclusively rely on such certificates until it receives notice in writing from Seller to the contrary);

              (c)        Legal Opinions.    (i) The legal opinion of counsel to Seller referred to in Section 3.03(b)(viii)(A), (ii) a legal opinion of counsel to Seller and Guarantor as to Delaware state law matters and a Delaware law “authority to file” opinion, each reasonably satisfactory in scope and form to Buyer, and (iii) a legal opinion of counsel to Seller and Guarantor, reasonably satisfactory in scope and form to Buyer, as to the separate existence of Seller and Guarantor, and certain factual matters which would be determinative of the probability that, in the event that Guarantor were to become a debtor under 11 U.S.C. § 101 et seq., a federal bankruptcy court would not disregard such separate existence and consolidate the assets and liabilities of Seller with such debtor entity;

              (d)        Trust Receipt and Transaction Asset Schedule and Exception Report.    A Trust Receipt, substantially in the form of Annex 2 of the Custodial Agreement, dated the Effective Date, from the Custodian, duly completed, with a Transaction Asset Schedule and Exception Report attached thereto;

              (e)        Servicing Agreement(s).    Any Servicing Agreement, certified as a true, correct and complete copy of the original together, with a fully executed Servicer Notice and, if the Servicer is Seller or an Affiliate of Seller, the letter of the applicable Servicer consenting to termination of such Servicing Agreement upon the occurrence of an Event of Default;

              (f)        Seller Fee Reimbursement.    Payment of the Seller Fee Reimbursement, to be funded to Buyer in accordance with a closing statement to be approved by Buyer and Seller.

              (g)        Consents, Licenses, Approvals, etc.    Copies certified by Seller of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by Seller of, and the validity and enforceability of, the Transaction Documents, which consents, licenses and approvals shall be in full force and effect; and

              (h)        Other Documents.    Such other documents as Buyer may reasonably request.

6.02.      Initial and Subsequent Transactions.    The making of each Transaction with Seller (including the initial Transaction) on any Business Day is subject to the delivery of all Transaction Asset Documents pertaining to the Eligible Transaction Assets to be sold for such Transactions, including a Confirmation, duly executed and delivered by Seller, together with all applicable documents required by Section 3.03(b) and the satisfaction of the following further conditions precedent, both immediately prior to the entering of such Transaction and also after giving effect thereto and to the intended use thereof:

              (a)        No Default.    No Default or Event of Default shall have occurred and be continuing on such date either before or after giving effect to the making of the Purchase Price payment;

              (b)         Representations and Warranties.    Both immediately prior to the entering into such Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by Seller and Guarantor in Section 7 and Schedule 1 hereof (or (i) with respect to Citi Assets, the representations and warranties made by Seller and Guarantor in Section 7 and the Citi Asset Representations, and (ii) with respect to DYT Assets, the representations and warranties made by Seller and Guarantor in Section 7 and the DYT Asset Representations), and by Guarantor in the Parent Guaranty and elsewhere in each of the Transaction Documents, shall be true, correct and complete on and as of the applicable Purchase Date in all material respects (but in the case of the representations and warranties in Section 7.10 and Schedule 1, or the Citi Asset Representations or the DYT Asset Representations, as applicable, solely with respect to the Transaction Assets) with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date). Buyer shall have received an officer’s certificate signed by a Responsible Officer of Seller certifying as to the truth, accuracy and completeness of the above, which certificate shall specifically include a statement that Seller is in compliance with all governmental licenses and authorizations and is qualified to do business and in good standing in all required jurisdictions except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect. Buyer shall also receive a similar Certificate executed by a Responsible Officer of Guarantor;

              (c)        Aggregate Asset Value.    The aggregate Purchase Price of all Transaction Assets heretofore purchased hereunder (including the Transaction Asset(s) contemplated to be purchased on such Purchase Date) shall not exceed the Aggregate Asset Value of all such Transaction Assets;

              (d)        Due Diligence.    Subject to Buyer’s right to perform one or more Due Diligence Reviews pursuant to Section 12.15 hereof, Buyer shall have completed its due diligence review of the Transaction Asset Documents for each Eligible Transaction Asset and DYT Asset (other than any Citi Asset) and such other documents, records, agreements, instruments, mortgaged properties or information relating to such Eligible Transaction Asset or DYT Asset as Buyer deems appropriate to review and such review shall be satisfactory to Buyer in its sole good faith discretion;

              (e)        Transaction Asset Schedule and Exception Report.    Buyer shall have received from the Custodian a Transaction Asset Schedule and Exception Report with only such Exceptions as are acceptable to Buyer in its sole good faith discretion in respect of Eligible Transaction Assets or DYT Assets to be sold hereunder on such Business Day;

              (f)        Trust Receipt.    In the case of a Transaction Asset that is “Non-Table Funded”, Buyer shall have received a Trust Receipt dated the Effective Date, substantially in the form of Annex 2 to the Custodial Agreement, from the Custodian, duly completed, with a Transaction Asset Schedule and Exception Report attached thereto. In the case of a Transaction Asset that is “Table Funded”, Buyer shall have received a Bailee’s Trust Receipt and Certification substantially in the form of Attachment 2 of Exhibit H hereto, from the Bailee, duly completed, with a Transaction Asset Schedule and Exception Report attached thereto;

              (g)        Legal Opinion.    As to all Transaction Assets (including DYT Assets), a legal opinion of counsel to Seller in a form satisfactory to Buyer in its sole good faith discretion, including, without limitation, as to the enforceability of this Agreement as supplemented by the related Confirmation, the enforceability of the Transfer Documents and as to the valid creation and perfection of the Buyer’s security interest in each of the Transaction Asset Items and each of the items specified in the related Assignment and Pledge;

              (h)        Filings, Registrations, Recordings.    Any documents (including, without limitation, financing statements) required to be filed, registered or recorded in order to create, in favor of Buyer, a perfected, first-priority security interest in the Transaction Assets, subject to no Liens other than those created hereunder, shall have been properly prepared and executed for filing (including the applicable county(ies) if Buyer determines such filings are necessary in its sole good faith discretion), registration or recording in each office in each jurisdiction in which such filings, registrations and recordings are required to perfect such first-priority security interest; provided that, assignments of the Mortgages securing or related to any Transaction Asset shall not be required to be recorded prior to the occurrence of an Event of Default;

              (i)        Release Letter.    Buyer shall have received from Seller either (I) a Warehouse Lender’s Release Letter substantially in the form of Exhibit D-2 hereto (or such other form acceptable to Buyer) or (II) a Seller’s Release Letter substantially in the form of Exhibit D-1 hereto (or such other form acceptable to Buyer), covering each Eligible Transaction Asset to be sold to Buyer;

              (j)        Intentionally Omitted.

              (k)        No Market Events.    With respect to all Transaction Assets except the Initial Transaction Asset and the DYT Assets, none of the following shall have occurred and/or be continuing:

                          (i)        any material change in financial markets, outbreak or escalation of hostilities or material change in national or international political, financial or economic conditions or any other event or events shall have occurred resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by mortgage loans or securities or resulting in Buyer not being able to finance any Eligible Transaction Asset through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events;

                          (ii)        an event or events (including, without limitation, a general suspension of trading on major stock exchanges or a disruption in or moratorium on commercial banking activities or securities settlement services) shall have occurred resulting in the effective absence of a “securities market” for securities backed by mortgage loans or an event or events shall have occurred resulting in Buyer not being able to sell securities backed by mortgage loans at prices which would have been reasonable prior to such event or events; or

                          (iii)        there shall have occurred a material adverse change in the financial condition of Buyer which affects (or can reasonably be expected to affect) materially and adversely the ability of Buyer to fund its obligations under this Agreement ;and

              (l)        Transfer Documents.    Buyer shall have received from Seller the executed Transfer Documents with respect to the related Transaction Asset(s) and Transaction Asset Items, including, without limitation, any allonges, endorsements, powers and other instruments required to transfer the Transaction Assets to Buyer.

Each Confirmation by Seller hereunder shall constitute a certification by Seller that all the conditions set forth in this Section 6 (other than Section 6.02(l)) have been satisfied (both as of the date of such notice, request or confirmation and as of the date of such Transaction).

6.03.      Additional Requirements.

              (a)        Seller and Buyer recognize and agree that the categories of Transaction Assets defined herein as categories of assets which may be submitted by Seller to Buyer for review by Buyer as Eligible Transaction Assets or DYT Assets hereunder are general in nature and that the full scope of such Transaction Asset categories may be unknown. Consequently, the appropriate requirements are not fully known for (i) the documents to be provided by Seller for underwriting and due diligence review by Buyer and (ii) submittals by Seller in order to transfer ownership or to create and perfect a precautionary first priority security interest in any Transaction Asset, as the case may be. Therefore, Seller and Buyer agree that, as a further condition precedent to funding a Transaction in respect of any Transaction Asset hereunder, and as a further condition precedent to the conveyance to Buyer of any DYT Asset selected by Buyer under Section 3.04, Seller shall have delivered to Buyer (I) all information and original documents determined by Buyer in good faith to be required for the transfer of ownership or the granting and perfection of a precautionary first priority security interest therein, as the case may be, and (II) (A) with respect to Citi Assets, copies (or originals, to the extent reasonably available) of documents received by Seller (or in the case of a DYT Asset that is a Citi Asset, by Seller or by the Subsidiary of Guarantor that is the owner of such DYT Asset) in connection with the acquisition thereof, and (B) with respect to all Eligible Transaction Assets and DYT Assets that are not Citi Assets, copies (or originals, to the extent reasonably available) of (1) all material documents constituting the Asset File, and (2) all information and other documents determined by Buyer in good faith to be required for its underwriting and examination of such Transaction Asset and that are available to Seller after the exercise of commercially reasonable efforts to obtain same.

              (b)        Without limiting the generality of Section 6.03(a), Seller shall execute and deliver all documents necessary for transfer of a valid ownership interest and the granting of a precautionary first priority security interest in any Eligible Transaction Asset, including without limitation (i) all instruments evidencing indebtedness payable to or pledged to Seller as security for a loan, (ii) all instruments granting or perfecting a security interest for the benefit of Seller or pledged to Seller as security for a loan (including, without limitation, collateral assignments, pledge agreements and UCC financing statements), (iii) all instruments evidencing an interest in an entity pledged to Seller as security for a loan (including partnership interests, shares of corporate stock, participation interests, and other beneficial interests of any kind), (iv) all instruments guaranteeing the repayment of indebtedness owed to Seller, or pledged to Seller for the repayment of a Transaction and (v) all agreements among holders of debt or equity interests providing for a priority among such parties of interests in related assets forming the basis of a Transaction Asset.

Section 7.          Representations and Warranties.    Seller represents and warrants to Buyer for itself and on behalf of Guarantor that throughout the term of this Agreement:

7.01.      Existence.    The Seller is a Delaware limited liability company, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Seller (a) has all requisite limited liability company or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect; and (c) are qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect. Seller is a wholly-owned indirect subsidiary of Guarantor. The organizational structure chart of Guarantor attached as Schedule 6 hereto is true, accurate and complete as of the Effective Date.

7.02.      Financial Condition.    Seller has heretofore furnished to Buyer a copy of (a) the consolidated balance sheet of Guarantor and the consolidated Subsidiaries of Guarantor for the fiscal year ended December 31, 2007 and the related consolidated statements of income and stockholders equity and of cash flows for Guarantor and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year, with the opinion thereon of Ernst & Young and (b) Guarantor’s consolidated balance sheet and the consolidated balance sheets of its consolidated Subsidiaries for the quarterly fiscal period of such entity ended March 31, 2008 and the related consolidated statements of income and stockholders equity and of cash flows for Guarantor and its consolidated Subsidiaries for such quarterly fiscal period[s], setting forth in each case in comparative form the figures for the previous year. All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial condition of Guarantor and its Subsidiaries and the consolidated results of their operations as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis. Since March 31, 2008, there has been no material adverse change in the consolidated business, operations or financial condition of Guarantor and its consolidated Subsidiaries taken as a whole, from that set forth in said financial statements.

7.03.      Litigation, Etc.    No Act of Insolvency has ever occurred with respect to Seller or Guarantor. There is no action, suit, proceeding, investigation, or arbitration pending or, to the best knowledge of Seller, threatened against Seller or Guarantor or any of their respective assets, nor is there any action, suit, proceeding, investigation, or arbitration pending or, to Seller’s best knowledge, threatened against Guarantor which would reasonably be expected to result in any material adverse change in the business, operations, financial condition, properties, or assets of Seller or Guarantor, or which may have an adverse effect on the validity of the Transaction Documents or any action taken or to be taken in connection with the obligations of Seller under any of the Transaction Documents. Seller is in compliance in all material respects with all Requirements of Law. Neither Seller nor Guarantor is in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.

7.04.      No Breach.    Neither the execution and delivery of the Transaction Documents, nor consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will conflict with or result in a breach of any of the terms, conditions or provisions of (i) the certificate of formation and operating agreement of Seller or respective organizational documents of Guarantor, (ii) any contractual obligation to which Seller or Guarantor is now a party or the rights under which have been assigned to Seller or Guarantor or the obligations under which have been assumed by Seller or Guarantor or to which the assets of Seller or Guarantor are subject or constitute a default thereunder in any material respect, or result thereunder in the creation or imposition of any lien upon any of the assets of Seller or Guarantor, other than pursuant to the Transaction Documents, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to Seller, or (iv) any applicable Requirement of Law in any material respect. Seller has all necessary licenses, permits and other consents from Governmental Authorities necessary to acquire, own and sell the Initial Transaction Asset and for the performance of its obligations under the Transaction Documents except where the failure to have any such license, permit or consent would not have a Material Adverse Effect.

7.05.      Action.    Seller has all necessary limited liability company power, authority and legal right to execute, deliver and perform its obligations under each of the Transaction Documents; the execution, delivery and performance by Seller of each of the Transaction Documents have been duly authorized by all necessary corporate or other action on its part; and each Transaction Document has been duly and validly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller, in accordance with its terms.

7.06.      Approvals.    No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any securities exchange are necessary for the execution, delivery or performance by Seller of the Transaction Documents or for the legality, validity or enforceability thereof, except for filings and recordings in respect of the Liens created pursuant to this Agreement.

7.07.      Use of Proceeds; Margin Regulations.    Neither the entering into any Transaction hereunder, nor the use of the proceeds thereof, will violate or be inconsistent with any provisions of Regulation T, U or X. In addition, no part of the proceeds of any Transaction will be used, whether directly, indirectly, immediately, incidentally or ultimately (i) to purchase or carry any “margin stock” within the meaning of Regulation U or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose which entails a violation of, or is inconsistent with, such Regulation U or any other regulations of the Board of Governors of the Federal Reserve System, or (iii) for any purposes prohibited by any applicable law, order, rule, regulation, ordinance or similar code or restriction. If requested by Buyer, Seller, any applicable Affiliate or Subsidiary of Seller and the recipient of any portion of the proceeds all or any portion of any Transaction shall furnish to Buyer a statement on Federal Reserve Form G-3 referred to in Regulation U or any successor form thereto.

7.08.      Taxes.    Seller and Guarantor and their respective Subsidiaries have filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any of them, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of Seller and Guarantor and their respective Subsidiaries in respect of taxes and other governmental charges are, in the opinion of Seller, adequate.

7.09.      Investment Company Act.    Neither Seller nor Guarantor nor any of their respective Subsidiaries is an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the 1940 Act.

7.10.      Transaction Assets; Transfer of Ownership and Precautionary Security Interest.

              (a)        Seller has not assigned, pledged, or otherwise conveyed or encumbered any interest in the Transaction Assets to any other Person. Immediately prior to the sale and precautionary pledge of such Eligible Transaction Asset to Buyer, Seller, the Transaction Asset shall be free and clear of any lien, encumbrance or impediment to transfer (including any “adverse claim” as defined in Section 8-102(a)(1) of the UCC), and Seller shall be the record and beneficial owner of and shall have good and marketable title to and the right to sell and transfer the Transaction Asset to Buyer and, upon transfer of any Transaction Asset to Buyer, Buyer shall be the owner of such Transaction Asset (other than for U.S. Federal, state and local income and franchise tax purposes) free of any adverse claim, subject to Seller’s rights pursuant to this Agreement. Seller has full right, power and authority to sell and assign to Buyer the Transaction Assets free and clear of any interest or claim of third party or any of its Affiliates. No Transaction Asset sold or to be sold to Buyer hereunder was acquired by Seller from an Affiliate of Seller. In the event the related Transaction is recharacterized as a secured financing of the Transaction Asset, the provisions of this Agreement are effective to create in favor of Buyer a valid security interest in all rights, title and interest of Seller in, to and under the Transaction Assets and Buyer shall have a valid, perfected first priority security interest in the Transaction Assets.

              (b)        Upon satisfaction of all conditions precedent to a Transaction hereunder, the provisions of this Agreement are effective to either constitute a sale of the applicable Transaction Assets or create in favor of Buyer, a valid security interest in all right, title and interest of Seller in, to and under the applicable Transaction Assets.

              (c)        With respect to each Transaction Asset, upon receipt by the Custodian of each Transaction Asset Note, endorsed in blank by a duly authorized officer of Seller (provided that, a Transaction Asset Note will not be delivered with respect to a B Note or a Preferred Equity Interest, unless the B Note is evidenced by a Transaction Asset Note), the Buyer shall have a fully perfected first priority security interest therein, in the Transaction Asset evidenced thereby and in Seller’s interest in the related Mortgaged Property or Underlying Property, as applicable.

              (d)        Upon the filing of financing statements on Form UCC-1 naming Buyer as “Secured Party” and Seller as “Debtor”, and describing the Transaction Assets and Transaction Asset Items, in the jurisdictions and recording offices listed on Schedule 2 attached hereto, the security interests granted hereunder in the Transaction Assets and Transaction Asset Items will constitute a fully perfected first priority security interests under the Uniform Commercial Code in all right, title and interest of Seller in, to and under such Transaction Assets and Transaction Asset Items which can be perfected by filing under the Uniform Commercial Code.

              (e)        Upon (i) the delivery to Buyer or its designee of CMBS or other Transaction Assets constituting securities (as defined in Article 8 of the Uniform Commercial Code) in accordance with Section 6.02 hereof and (ii) the filing of UCC financing statements naming Buyer as “Secured Party” and Seller as “Debtor”, and describing the Transaction Assets, in the jurisdictions and recording offices for which security interests may be perfected in the Transaction Asset by the filing of UCC financing statements, either Buyer will have a valid ownership interest or the security interests granted hereunder in the Transaction Asset will constitute fully perfected first priority security interests under the Uniform Commercial Code in all right, title and interest of Seller in, to and under such Transaction Asset, and, without limiting the foregoing, to the extent that such Transaction Asset is held in an account of Buyer with a “securities intermediary”, Buyer will have a “securities entitlement” (as defined in Article 8 of the Uniform Commercial Code) in the Transaction Asset referenced in the foregoing clause (i).

7.11.      Chief Executive Office/Jurisdiction of Organization.    On the Effective Date, and during the four months immediately preceding the Effective Date, Seller’s chief executive office is and has been located at 620 Newport Center Drive, Suite 1300, Newport Beach, CA 92660. On the Effective Date, Seller’s jurisdiction of organization is Delaware.

7.12.        Location of Books and Records.    The location where Seller keeps its books and records, including all computer tapes and records relating to the Transaction Asset is its chief executive office.

7.13.      Adequate Capitalization; No Fraudulent Transfer.    Seller has, as of each Purchase Date, adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations. Seller is generally able to pay, and as of the date hereof is paying, its debts as they come due. Seller has not become, and is not presently, financially insolvent nor will Seller be made insolvent by virtue of Seller’s execution of or performance under any of the Transaction Documents within the meaning of the bankruptcy laws or the insolvency laws of any jurisdiction. Seller has not entered into any Transaction Document or any Transaction pursuant thereto in contemplation of insolvency or with intent to hinder, delay or defraud any creditor. Seller has not received any written notice that any payment or other transfer made to or on account of Seller from or on account of any Transaction Asset Obligor or any other person obligated under any Transaction Asset Documents is or may be void or voidable as an actual or constructive fraudulent transfer or as a preferential transfer.

7.14.        True and Complete Disclosure.    The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of Seller to Buyer in connection with the negotiation, preparation or delivery of this Agreement and the other Transaction Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not, with respect to such matters prepared by Seller or its Affiliates and, to Seller’s knowledge with respect to such matters prepared or furnished by third parties, contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of Seller to Buyer in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby will be (but with respect to information obtained by Seller from Transaction Asset Obligors, only to Seller’s knowledge) true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer of Seller, after due inquiry, that could reasonably be expected to have a Material Adverse Effect (other than, with respect to Citi Assets, information already known to Buyer) that has not been disclosed herein, in the other Transaction Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Buyer for use in connection with the transactions contemplated hereby or thereby.

7.15.      ERISA.    Each Plan to which Seller and Guarantor and their respective Subsidiaries make direct contributions, and, to the knowledge of Seller and Guarantor, each other Plan and each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law. No event or condition has occurred and is continuing as to which Seller would be under an obligation to furnish a report to Buyer under Section 8.01(g) hereof.

7.16.      Subsidiaries.    Schedule 3 sets forth the name of each direct or indirect Subsidiary of Seller and Guarantor, and the name of each shareholder of Guarantor and of each holder of membership interests in Seller, and the form of organization, jurisdiction of organization and the interests held by each direct and indirect shareholder or holder, respectively.

7.17.      Servicing Rights.    Seller acknowledges that neither it nor any of its Affiliates has any right to service any Transaction Asset and such rights are unsevered interests in the Transaction Assets.

Section 8.          Covenants of Seller.    Seller covenants and agrees with Buyer that, so long as any Transaction is outstanding and until payment in full of all Repurchase Obligations:

8.01.      Financial Statements, Reports, etc.    Seller shall deliver to Buyer on behalf of Guarantor:

              (a)        as soon as available and in any event within forty-five (45) days after the end of each of the first three quarterly fiscal periods of each fiscal year of Guarantor and its consolidated Subsidiaries, the unaudited, consolidated balance sheet of Guarantor and its consolidated Subsidiaries as at the end of such period and the related unaudited, consolidated statements of income and stockholders equity and of cash flows of Guarantor and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, accompanied by a certificate of a Responsible Officer of Seller, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor and its consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

              (b)        as soon as available and in any event within ninety (90) days after the end of each fiscal year of Guarantor, commencing with the fiscal year ending December 31, 2008, the consolidated financial statement of Guarantor and its consolidated Subsidiaries as at the end of such fiscal year, prepared in accordance with GAAP, including the consolidated balance sheets and related consolidated statements of income and stockholders equity and of cash flows for Guarantor and its consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous fiscal year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern, and shall state that said annual consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor and its consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP;

              (c)        promptly following receipt from the applicable Transaction Asset Obligor and in no event later than sixty (60) days following the end of each calendar quarter, unaudited, certified financial statements for each Transaction Asset Obligor under each Transaction Asset (including DYT Assets) that has been conveyed to Buyer under this Agreement, together with property level information, including but not limited to operating statements and occupancy reports, to the extent available after the exercise of commercially reasonable efforts to obtain such information;

              (d)        promptly following receipt from the applicable Transaction Asset Obligor and in no event later than ninety (90) days following the end of each fiscal year, annual unaudited, certified financial statements for each Transaction Asset Obligor under each Transaction Asset financed under this Agreement and operating statements with respect to each Underlying Property, to the extent available after the exercise of commercially reasonable efforts to obtain such information;

              (e)        within five (5) Business Days after Buyer’s request, such further information with respect to the operation of any real property, the Transaction Asset, and the financial affairs of Seller or Guarantor, as may be reasonably requested by Buyer, including all business plans prepared by or for Seller or such Guarantor;

              (f)        a copy of any financial or other report Seller shall receive from any Transaction Asset Obligor with respect to any Transaction Asset within fifteen (15) days after Seller’s receipt thereof;

              (g)        the Monthly Initial Transaction Asset Statement and the Quarterly DYT Asset Report;

              (h)        such other reports as Buyer shall reasonably require; and

              (i)        as soon as reasonably possible, and in any event within fifteen (15) Business Days after a Responsible Officer of Seller knows, or with respect to any Plan or Multiemployer Plan to which Seller or any of its Subsidiaries makes direct contributions, has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of Seller setting forth details respecting such event or condition and the action, if any, that Seller or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by Seller or an ERISA Affiliate with respect to such event or condition):

                           (i)        any reportable event, as defined in Section 4043(c) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that, a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including without limitation the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

                           (ii)        the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by Seller or any ERISA Affiliate to terminate any Plan;

                           (iii)        the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Seller or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

                           (iv)        the complete or partial withdrawal from a Multiemployer Plan by Seller or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by Seller or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

                           (v)        the institution of a proceeding by a fiduciary of any Multiemployer Plan against Seller or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within thirty (30) days; and

                           (vi)        the adoption of an amendment to any Plan that would result in the loss of tax-exempt status of the Plan and trust of which such Plan is a part if Seller or any ERISA Affiliate fails to provide timely security to such Plan if and as required by the provisions of Section 401(a)(29) of the Code or Section 307 of ERISA.

Seller will cause Guarantor, to furnish to Buyer, at the time it furnishes each set of financial statements pursuant to paragraphs (b) and (c) above, a certificate of a Responsible Officer of Guarantor (i) to the effect that, to the best of such Responsible Officer’s knowledge, Guarantor during such fiscal period or year has observed or performed all of its respective covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Transaction Documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default, Event of Default or Material Adverse Effect except as specified in such certificate (and, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action Guarantor has taken or proposes to take with respect thereto) and (ii) setting forth a calculation as of the last day of such fiscal quarter the ratio required by Section 8.15.

8.02.       Litigation.    Seller will promptly upon becoming aware thereof, and in any event within ten (10) days after service of process on Seller for any of the following, give to Buyer notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending against Seller or to Seller’s knowledge, threatened to Seller in writing) or other legal or arbitrable proceedings involving Seller or any of its Subsidiaries or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Transaction Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or claims in an aggregate amount greater than $1,000,000, (iii) which, individually or in the aggregate could be reasonably likely to have a Material Adverse Effect, or (iv) requires filing with the Securities and Exchange Commission in accordance with the 1934 Act and any rules thereunder.

8.03.      Existence, etc.    Seller will:

              (a)        preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises (provided that, nothing in this Section 8.03(a) shall prohibit any transaction expressly permitted under Section 8.04 hereof or Seller discontinuing any activity, license or franchise which it determines no longer to be worth maintaining in its commercially reasonable discretion);

              (b)        comply with the Requirements of Law and orders of Governmental Authorities (including, without limitation, all environmental laws) if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;

              (c)        keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;

              (d)        not move its chief executive office from the address referred to in Section 7.11 or change its jurisdiction of organization from the jurisdiction referred to in Section 7.11 unless it shall have provided Buyer fifteen (15) days’ prior written notice of such change;

              (e)        pay and discharge prior to the date on which penalties attach thereto all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property which, if not timely paid, may become a Lien on it or any of its Property, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; and

              (f)        permit representatives of Buyer, during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by Buyer.

8.04.      Prohibition of Fundamental Changes.    Seller shall not voluntarily enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets; provided, that Seller may merge or consolidate with any other Person if (a) Seller is the surviving entity, (b) after giving effect thereto, one hundred percent (100%) of the legal and beneficial membership interest in Seller continues to be owned directly or indirectly by Guarantor, and (c) after giving effect thereto, no Default or Event of Default would exist hereunder. Seller shall not issue any membership interests in itself. Seller shall not permit Guarantor to allow KBS Debt Holdings, LLC, to assign or transfer all or any portion of its membership interests in Seller, except to an entity that is a direct or indirect wholly owned Subsidiary of Guarantor and that assumes the obligations of KBS Debt Holdings, LLC under the Participation Agreement, and further provided that no such assignment or transfer shall affect the legal status of Seller or Guarantor. Anything in this Agreement to the contrary notwithstanding, one hundred percent (100%) of the legal and beneficial membership interest in Seller shall at all times be owned directly or indirectly by Guarantor, and KBS Capital Markets Group LLC and KBS Capital Advisors LLC shall at all times respectively serve as dealer manager and advisor to Guarantor.

8.05.      Debt Yield Test Failure.    If at any time there exists a Debt Yield Test Failure, Seller shall effect a Debt Yield Test Cure in strict accordance with the requirements of Section 3.04 hereof, but only to the extent that DYT Assets are available for such purpose.

8.06.      Notices.    Seller shall give notice to Buyer:

              (a)        promptly upon receipt of notice or knowledge of the occurrence of any Default or Event of Default;

              (b)        with respect to any Transaction Asset, promptly upon receipt of any principal prepayment (in full or partial) of such Transaction Asset (provided, that if Servicer has failed to notify

Seller of the receipt of such principal prepayment on a timely basis, and Seller has not otherwise obtained actual knowledge of such prepayment, Seller shall not be required to give such notice to Buyer until three (3) Business Days after Seller is either notified by Servicer that such prepayment has been received or Seller otherwise obtains actual knowledge of such prepayment);

              (c)        with respect to any Transaction Asset, immediately upon receipt of written notice or actual knowledge that the Underlying Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged in any material way so as to affect adversely the Asset Value of such Transaction Asset; provided, however, that upon Seller’s failure to timely comply with this covenant, the Rate Step-Up shall apply to the Initial Transaction Asset for each day after the date Seller receives written notice or actual knowledge of such event until the date notice of such event is delivered to Buyer, and such failure shall not be deemed an Event of Default hereunder;

              (d)        promptly upon receipt of written notice or actual knowledge of (i) any default related to any Transaction Asset, (ii) any Lien or security interest (other than security interests created hereby or by the other Transaction Documents) on, or claim asserted against, any of the Transaction Asset or (iii) any event or change in circumstances which could reasonably be expected to have a Material Adverse Effect or render any of the representations or warranties set forth in the section of Schedule 1 that is applicable to such Transaction Asset to be untrue; provided, however, that upon Seller’s failure to timely comply with this covenant, the Rate Step-Up shall apply to the Initial Transaction Asset for each day after the date Seller receives written notice or actual knowledge of such event until the date notice of such event is delivered to Buyer, and such failure shall not be deemed an Event of Default hereunder;

              (e)        promptly upon any modification or amendment to any document evidencing or securing any Transaction Asset sold to Buyer;

              (f)        with respect to any DYT Asset, no later than five (5) Business Days prior to the sale of any DYT Asset as permitted under Section 8.21 hereof (which notice shall be accompanied by a supplement to Schedule 5 hereto reflecting the sale of such DYT Asset); and

              (g)        no later than five (5) Business Days prior to the effecting of any change in the organizational structure of Seller permitted under Section 8.04, whereby (a) one hundred percent (100%) of the legal and beneficial membership interest in Seller shall no longer be owned by KBS Debt Holdings, LLC or (b) one hundred percent (100%) of the legal and beneficial membership interest in KBS Debt Holdings, LLC shall no longer be owned by KBS Limited Partnership, or (c) one hundred percent (100%) of the legal and beneficial partnership interest in KBS Limited Partnership shall no longer be owned by Guarantor.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Seller, setting forth details of the occurrence referred to therein and stating what action Seller has taken or proposes to take with respect thereto.

8.07.      Post-Closing DYT Asset Certificate.    Seller shall deliver the Post-Closing DYT Asset Certificate to Buyer within thirty (30) days after the date hereof; provided, however, that upon Seller’s failure to timely comply with this covenant, the Rate Step-Up shall apply to the Initial Transaction Asset for each day after the expiration of said thirty (30) day period until the Post-Closing DYT Asset Certificate is delivered to Buyer, and such failure shall not be deemed an Event of Default hereunder.

8.08.      Intentionally Omitted.

8.09.      Intentionally Omitted.

8.10.      Transactions with Affiliates.    Seller will not enter into any transaction relating to a Transaction Asset, including without limitation any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) contemplated by or not otherwise prohibited under the Transaction Documents, (b) in the ordinary course of Seller’s business and (c) upon fair and reasonable terms no less favorable to Seller than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, or make a payment that is not otherwise permitted by this Section 8.10 to any Affiliate.

8.11.      Limitation on Liens.    Seller will defend the Transaction Assets and Transaction Asset Items against, and will take such other action as is necessary to remove, any Lien, security interest or claim on or to the Transaction Assets and Transaction Asset Items, other than the security interests created under this Agreement, and Seller will defend the right, title and interest of Buyer in and to any of the Transaction Assets and Transaction Asset Items against the claims and demands of all persons whomsoever.

8.12.      Limitation on Guarantees.    Seller shall not create, incur, assume or suffer to exist any Guarantees.

8.13.      Limitation on Distributions.    After the occurrence and during the continuation of any Event of Default, Seller shall not, and shall cause Guarantor to not make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or partnership interest of Seller or Guarantor, whether now or hereafter outstanding, or make any other distribution in respect of any of the foregoing or to any shareholder or equity owner of Seller or Guarantor either directly or indirectly, whether in cash or property or in obligations of Seller or Guarantor or any of Seller’s consolidated Subsidiaries, provided, that, solely to the extent that there is no breach of Section 4.01 or the Blocked Account Agreement by reason thereof, the foregoing shall not restrict Seller or Guarantor from making distributions necessary (i) to enable Guarantor to maintain its status under the Code as a real estate investment trust within the meaning of Section 856 through 860 of the Code or (ii) to allow Guarantor to avoid taxes on its undistributed real estate investment trust taxable income.

8.14.      Maintenance of Tangible Net Worth.    The Seller shall not permit Guarantor to have a Tangible Net Worth at any time (A) prior to the first anniversary of the date hereof, of less than $1,080,400,000 and (B) on or after the first anniversary of the date hereof, of less than 200% of the sum of (x) the Aggregate Repurchase Price and (y) the Aggregate Goldman Repurchase Price.

8.15.      Maintenance of Ratio of Total Indebtedness to Tangible Net Worth.    The Seller shall not permit Guarantor at any time after the date hereof to have a ratio of Total Indebtedness to Tangible Net Worth at any time greater than 2.50 to 1.00.

8.16.      Interest Coverage Ratio.    The Seller shall not permit the ratio of (a) Consolidated EBITDA of Guarantor to (b) Consolidated Interest Expense of Guarantor to be less than 1.50: 1.00.

8.17.      Servicing Tape.    Seller shall provide to Buyer on the fifth (5th) Business Day of each month a computer readable file containing servicing information, in the form attached hereto as Exhibit I, with respect to the Transaction Assets serviced hereunder by Seller or Servicer. Seller’s failure to timely comply with the covenant contained in this Section 8.17 shall not be deemed an Event of Default hereunder, provided, that if the covenant contained in this Section 8.17 is not timely complied with, and the missing computer readable file in question pertains to Transaction Asset(s) that are not being serviced by Archon Group, L.P., the Rate Step-Up shall apply to the Initial Transaction Asset for each day after the expiration of said five (5) Business Day period until such computer readable file is delivered to Buyer.

8.18.      Servicer.    Seller shall not cause the Transaction Assets to be serviced by any servicer other than Servicer.

8.19.      Intentionally Omitted.

8.20.      Remittance of Prepayments.    Seller shall remit, with sufficient detail to enable Buyer to appropriately identify the Transaction, or Transactions, to which any amount remitted applies, to Buyer on each Business Day all principal prepayments that Seller has received during the previous Business Day in an amount equal to the sum of the Asset-Specific Transaction Balances being prepaid, together with all interest due thereon through the date of such remittance, any and all charges due with respect to such Transactions and any and all costs and expenses incurred by Buyer (as provided in this Agreement) in connection with such Transactions and the prepayment by the applicable Transaction Asset Obligor.

8.21.      DYT Asset Pool Representations, Warranties and Covenants; Negative Pledge.    Seller has not selected the DYT Assets included in the DYT Asset Pool on the date hereof in a manner so as to adversely affect Buyer’s interests. No Lien encumbers any DYT Asset except as listed on Schedule 8. With respect to all DYT Assets, as of each date upon which a DYT Asset is conveyed to Buyer pursuant to Section 3.04, Seller shall be deemed to make the DYT Asset Representations to Buyer as to such DYT Asset conveyed to Buyer on such date. Seller will not, and will not permit Guarantor to permit any of Guarantor’s Subsidiaries to, create, incur, assume or permit to exist any Lien on any DYT Asset, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof to secure any of its Indebtedness (or any Indebtedness of such Subsidiary) or any guarantee, indemnity or other surety obligation in respect of Indebtedness of any other Person, except for Liens under the Goldman MRA in favor of Goldman and existing Liens listed on Schedule 8. Notwithstanding anything herein to the contrary, Seller or any other Subsidiary of Guarantor that is the respective owner of any DYT Asset that is not the subject of a Transaction hereunder, may sell such DYT Asset in the ordinary course of such entity’s business, to any third-party unaffiliated Person upon five (5) Business Days’ prior written notice to Buyer, and upon such sale, such DYT Asset shall automatically, and without the need for any further act or instrument, be deemed released by Buyer from the DYT Asset Pool, provided, however, that if the proceeds of such sale are used (within thirty (30) days after the date of the closing of such sale) by Seller, Guarantor or any Subsidiary of Guarantor to acquire a Mortgage Loan, Mezzanine Loan, Mezzanine Loan Participation, B Note, (or participation therein), Preferred Equity Interest or CMBS, Seller shall (or shall cause Guarantor to cause the Subsidiary of Guarantor that is the purchaser of such asset to), within one (1) Business Day after the acquisition of such asset, submit to Buyer a supplement to Schedule 5 hereto showing such asset, which shall be subject to Buyer’s approval in its sole good faith discretion, and thereafter, such asset shall be deemed a DYT Asset and part of the DYT Asset Pool hereunder. Notwithstanding anything herein to the contrary, a future decrease in the Market Value of any DYT Asset shall neither (i) constitute an Event of Default hereunder nor (ii) require Seller to tender to Buyer any additional assets for inclusion in the DYT Asset Pool.

Section 9.          Events of Default.    Each of the following events shall constitute an event of default (an “Event of Default”) hereunder:

              (a)        (i) Seller shall default in the payment of any Repurchase Price with respect to any Transaction when due (whether at stated maturity or upon acceleration) or shall default in the payment of any Forced Amortization Payments when due; or (ii) Seller shall default in the payment of (A) any Repurchase Price with respect to any Transaction when due by reason of a mandatory or optional prepayment by a Transaction Asset Obligor, or (B) any Periodic Advance Repurchase Payment when due, and in either case such default shall continue unremedied for three (3) Business Days (the “Initial Cure Period”) (provided, however, that if such default has occurred solely by reason of error by Servicer or Depository Bank or by reason of Wire Delay, and the misdirected funds have been received by Seller or any Affiliate of Seller, Seller shall be entitled to a period of time expiring no later than (i) the expiration of the Initial Cure Period, and (ii) two (2) Business Days from the time Seller is notified (whether by Servicer, Depository Bank or otherwise) that it or its Affiliate has received such misdirected funds, within which to cure such default, and further provided, that if such default has occurred solely by reason of error by Servicer or Depository Bank or by reason of Wire Delay, and the misdirected funds have not been received by Seller or any Affiliate of Seller, such default shall not constitute an Event of Default hereunder, and from and after the end of the Initial Cure Period until the date such default is cured, the Rate Step-Up shall apply to the Initial Transaction Asset); or (iii) Guarantor shall default in the payment of any amount due under the Parent Guaranty when due; or

              (b)        Seller shall default in the payment of any other amount payable by it hereunder or under any other Transaction Document after notification by Buyer of such default, and such default shall have continued unremedied for five (5) Business Days; or

              (c)        (A) any representation, warranty or certification made or deemed made herein or in any other Transaction Document by Seller or Guarantor or any certificate furnished to Buyer pursuant to the provisions hereof or thereof shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated; provided, that if the representations and warranties set forth in Schedule 1 made by Seller are incorrect or untrue in any material respect, same shall not be considered an Event of Default if Buyer terminates the Transaction and Seller repurchases the related Transaction Asset no later than ten (10) Business Days after receiving written notice of such incorrect or untrue representation; provided, however, that if Seller shall have made any such representation with knowledge that it was materially incorrect or untrue at the time made, such misrepresentation shall constitute an Event of Default, or if Buyer shall have determined in its sole discretion that there exists a pattern of materially false or materially misleading representations and warranties by Seller, same shall constitute an Event of Default; or (B) any of the representations or warranties of Guarantor in the Parent Guaranty shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated and such misrepresentation or breach of warranty has not been cured within ten (10) Business Days of after receiving written notice of such incorrect or untrue representation or warranty; or

              (d)        Seller or Guarantor shall fail to comply with any of the requirements of Section 8.03(a), Sections 8.04 through 8.05, Sections 8.06 (a),(b), (e),(f) or (g), Sections 8.10 through 8.13, Sections 8.18 through 8.21, or Section 12.18 hereof; or Seller shall fail to comply with any of the requirements of Sections 8.03(b), (c), (d) or (f) and such default shall continue unremedied for a period of five (5) Business Days; or Seller shall fail to comply with any of the requirements of Sections 8.03(e), and such default shall continue unremedied for a period of five (5) Business Days after written notice of such default given by Buyer (provided, however, that if within such five (5) Business Day period Seller shall have notified Buyer that it believes in good faith that the tax, assessment, governmental charge or levy giving rise to such asserted default has been imposed in error, then Seller shall have up to an additional thirty (30) days within which to cure such default provided no Lien shall attach to any Transaction Assets or DYT Assets by reason of such additional cure period); or Seller shall fail to comply with any of the requirements of Sections 8.14 through 8.16 hereof and such default shall continue unremedied for a period of sixty (60) days; or Seller shall fail to observe or perform any other covenant or agreement contained in this Agreement or any other Transaction Document and such failure to observe or perform shall continue unremedied for a period of five (5) Business Days; it being understood and agreed that the sole remedy of Buyer with respect to a breach of the covenants contained in Sections 8.01(d) or 8.01(e) shall be to affect the determination of Asset Value with respect to the subject Transaction Asset;

or Guarantor shall fail to observe any of the covenants contained in Section 5(b) of the Parent Guaranty and such default shall continue unremedied for a period of sixty (60) days; or Guarantor shall fail to observe any of the covenants contained in Section 5(a) or 5(c) of the Parent Guaranty; or Guarantor shall fail to observe or perform any other covenant or agreement under the Parent Guaranty and such failure to observe or perform shall continue unremedied for a period of five (5) Business Days; or

              (e)        a final judgment by any competent court in the United States of America for the payment of money (in the case of Seller) or for the payment of money in an amount greater than $10,000,000 in the aggregate (in the case of Guarantor) shall have been rendered against Seller or any such Guarantor, as applicable, and remained undischarged or unpaid for a period of thirty (30) days, during which period execution of such judgment is not effectively stayed; or

              (f)        A Change of Control shall have occurred with respect to Seller or Guarantor; or

              (g)        An Act of Insolvency shall have occurred with respect to Seller or Guarantor; or

              (h)        the Custodial Agreement or any Transaction Document shall for whatever reason be terminated or cease to be in full force and effect (other than by reason of Custodian’s or Buyer’s acts, as applicable), or the enforceability thereof shall be contested by Seller; or

              (i)        Seller shall grant, or suffer to exist, any Lien on any Transaction Asset or Transaction Asset Item or DYT Asset except the Liens contemplated hereby; or the Liens contemplated hereby shall cease to be first priority perfected Liens on the Transaction Assets or Transaction Asset Items, as applicable, in favor of Buyer or shall be Liens in favor of any Person other than Buyer; or

              (j)        Seller or Guarantor or any of their respective Affiliates shall be in default under any note, indenture, loan agreement, guaranty, swap agreement or any other contract to which it is a party, which default (i) involves the failure to pay any (a) Citi Indebtedness or (b) any recourse Indebtedness of Guarantor (other than Citi Indebtedness and non-recourse loans secured by first mortgage liens on the Underlying Properties or by pledges of the equity in the owner(s) thereof) in an amount greater than $20,000,000 in the aggregate (it being understood and agreed that Indebtedness in excess of $20,000,000 in the aggregate under any springing, “bad boy” and similar contingent guaranties made by Guarantor shall only be included as recourse Indebtedness of Guarantor for the purpose of this Section 9(j) at such time as the holder of such guaranty exercises its rights to receive payment thereunder), or (ii) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such note, indenture, loan agreement, guaranty, swap agreement or other contract, including, without limitation, any Citi Indebtedness (including a default in the payment of any repurchase price or periodic payments with respect to, or principal of or interest on, any Citi Indebtedness when due, whether at stated maturity, upon acceleration or at mandatory or optional prepayment, if applicable); provided, however, that any such default, failure to perform or breach shall not constitute an Event of Default under this Section 9(j) if Seller or Guarantor, as applicable, cures such default, failure to perform or breach, as the case may be, within the grace period, if any, provided under the applicable agreement; or

              (k)        A Debt Yield Test Failure shall have occurred, there are available DYT Assets in the DYT Asset Pool, Buyer shall have notified Seller to cure such Debt Yield Test Failure in accordance with Section 3.04 hereof, and Seller shall have failed to timely effect a Debt Yield Test Cure in accordance with Section 3.04 hereof.

Section 10.        Remedies Upon Event of Default.

If an Event of Default occurs and is continuing (provided that an Event of Default, once occurred, shall be deemed to be continuing unless expressly waived by Buyer), the following rights and remedies are available to Buyer:

              (a)        Any obligation of Buyer to enter into any additional Transactions with Seller shall automatically terminate without further action by any Person.

              (b)        Buyer may, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Event of Default referred to in Section 9(g)), by notice to Seller, declare an Event of Default to have occurred hereunder and, upon the exercise or the deemed exercise of such option, the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled) and the Repurchase Price for each Transaction hereunder, together with all interest thereon and all Late Fees and other fees and expenses accruing under this Agreement shall be immediately due and payable. Upon the occurrence of an Event of Default referred to in Section 9(g), the Repurchase Price, together with all interest thereon and all Late Fees and other fees and expenses accruing under this Agreement shall be immediately due and payable without any further action by any Person. Buyer shall (except upon the occurrence of an Event of Default referred to in Section 9(g)) give notice to Seller of the exercise of such option as promptly as practicable.

              (c)        All Income paid after such exercise or deemed exercise of the option referred to in Section 10(b) shall be retained by Buyer.

              (d)        Any Income actually received by Buyer and any proceeds from the sale of the Transaction Assets pursuant to Section 10(j) or Section 10(l) shall be applied to the aggregate unpaid Repurchase Price and any other amounts owed by Seller under this Agreement.

              (e)        Buyer shall have the right to obtain physical possession of the Servicing Records and all other files of Seller relating to the Transaction Assets and all documents relating to the Transaction Assets which are then or may thereafter come in to the possession of Seller or any third party acting for Seller and Seller shall deliver to Buyer such assignments as Buyer shall request. Buyer shall be entitled to specific performance of all agreements of Seller contained in this Agreement and any other Transaction Document.

              (f)        The license to exercise voting or consent rights with respect to the Transaction Assets (including, with respect to the Initial Transaction Asset, under the Participation Agreement, Participation Certificates, Transaction Asset Note, and Transaction Asset Documents) shall be deemed automatically revoked pursuant to Section 3.08, and all right, title and interest of Seller in and to the Transaction Asset Note and Participation Documents shall be deemed automatically revoked.

              (g)        Buyer shall have the power and right to act as Seller’s attorney-in-fact as set forth in Section 5.04.

              (h)        Buyer may exercise Buyer’s rights under the Blocked Account Agreement and Buyer may give Bank a Notice of such Event of Default (as described in Exhibit F hereto).

              (i)        Buyer shall have the rights set forth in Section 12.14 with respect to servicing of the Transaction Assets.

              (j)        At any time on the Business Day following notice to Seller (which notice may be the notice given under subsection (b) of this Section), in the event Seller has not repurchased all Transaction Assets on the previous Business Day, Buyer may (A) immediately sell at a public or private sale and at such price or prices as the Buyer may deem satisfactory any or all Transaction Assets relating to any Transaction hereunder and apply the proceeds thereof to the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder and/or (B) in its sole good faith discretion elect, in lieu of selling all or a portion of such Transaction Assets, to give Seller credit for such Transaction Assets in an amount equal to the Market Value of the Transaction Assets against the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder. The proceeds of any disposition of Transaction Assets shall be applied as determined by Buyer in its sole good faith discretion, and Buyer shall remit to Seller the excess of the proceeds over any amount due, or permitted to, Buyer under this Agreement or any other Transaction Document. Buyer shall endeavor in good faith to provide Seller prior notice of any sale pursuant to this Section 10(g), provided that the failure to provide notice shall not in any way impose liability upon Buyer or invalidate the sale and Buyer’s rights hereunder.

              (k)        Anything herein to the contrary notwithstanding, Buyer shall have the right, with respect to all Transaction Assets and including the Initial Transaction Asset, to enter into hedging arrangements, comparable to those described in the definition of Interest Rate Protection Agreements, for the account of Seller.

              (l)        Buyer may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Repurchase Obligations, all rights and remedies of a secured party under the Uniform Commercial Code. Without limiting the generality of the foregoing, Buyer without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon Seller or any other Person (each and all of which demands, presentments, protests, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Transaction Assets, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Transaction Assets or any part thereof (or contract to do any of the foregoing), in one or more parcels or as an entirety at public or private sale or sales, at any exchange, broker’s board or office of Buyer or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Buyer shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Transaction Assets so sold, free of any right or equity of redemption in Seller, which right or equity is hereby waived or released. Seller further agrees, at Buyer’s request, to assemble the Transaction Asset Items and make them available to Buyer at places that Buyer shall reasonably select, whether at Seller’s premises or elsewhere. Buyer shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Transaction Asset or in any way relating to the Transaction Asset or the rights of Buyer hereunder, including without limitation reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Repurchase Obligations, in such order as Buyer may elect, and only after such application and after the payment by Buyer of any other amount required or permitted by any provision of law, including without limitation Section 9-608(a)(1)(C) of the Uniform Commercial Code, need Buyer account for the surplus, if any, to Seller. To the extent permitted by applicable law, Seller waives all claims, damages and demands it may acquire against Buyer arising out of the exercise by Buyer of any of its rights hereunder, other than those claims, damages and demands arising from the gross negligence or willful misconduct of Buyer. If any notice of a proposed sale or other disposition of any Transaction Asset shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition. Seller shall remain liable for any deficiency (plus accrued interest thereon as contemplated pursuant to Section 3.05(b)) if the proceeds of any sale or other disposition of the Transaction Asset are insufficient to pay the Repurchase Obligations and the fees and disbursements of any attorneys employed by Buyer to collect such deficiency.

              (m)        (A) All proceeds of any Transaction Asset received by Seller consisting of cash, checks and other near-cash items shall be held by Seller in trust for Buyer, segregated from other funds of Seller, and shall forthwith upon receipt by Seller be turned over to Buyer in the exact form received by Seller (duly endorsed by Seller to Buyer, if required) and (B) any and all such proceeds received by Buyer (whether from Seller or otherwise) may, in the sole good faith discretion of Buyer, be held by Buyer as collateral security for, and/or then or at any time thereafter may be applied by Buyer against, the Repurchase Obligations (whether matured or unmatured), such application to be in such order as Buyer shall elect. Any balance of such proceeds remaining after the Repurchase Obligations shall have been paid in full and this Agreement shall have been terminated shall be paid over to Seller or to whomsoever may be lawfully entitled to receive the same. For purposes hereof, proceeds shall include, but not be limited to, all principal and interest payments on the Transaction Assets, all prepayments and payoffs, insurance claims, condemnation awards, sale proceeds, real estate owned rents and any other income and all other amounts received with respect to the Transaction Asset.

              (n)        Seller shall be liable to Buyer for (i) the amount of all reasonable legal or other expenses (including all costs and expenses of Buyer in connection with the enforcement of this Agreement or any other Transaction Document, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, and the reasonable fees and expenses of counsel (including the costs of internal counsel of Buyer) incurred in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence and continuation of an Event of Default in respect of a Transaction.

              (o)        Buyer may exercise one or more of the remedies available under this Agreement immediately upon the occurrence and the continuance of an Event of Default and at any time thereafter without notice to Seller, including the right to set-off pursuant to Section 12.16. The remedies provided herein are cumulative and not exclusive of any remedies provided under any other agreement or by applicable law.

Section 11.        No Duty of Buyer.    The powers conferred on Buyer hereunder are solely to protect Buyer’s interests in the Transaction Assets and shall not impose any duty upon it to exercise any such powers. Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its respective officers, directors, employees or agents shall be responsible to Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

Section 12.        Miscellaneous.

12.01.    Waiver.    No failure on the part of Buyer to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Transaction Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Transaction Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

12.02.    Notices.    Except as otherwise expressly permitted by this Agreement, all notices, requests and other communications provided for herein and under the Custodial Agreement (including without limitation any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including without limitation by telex or telecopy) delivered to the intended recipient at its respective address specified below:

                To Seller:

                             KBS GKK Participation Holdings II, LLC

                             c/o KBS Capital Advisors LLC

                             620 Newport Center Dr., Suite 1300

                             Newport Beach, CA 92660

                             Telephone: 949-417-6555

                             Facsimile: 949-417-6523

                             Attention: Jim Chiboucas

                                              with copies to:

                             Morgan, Lewis & Bockius, LLP

                             101 Park Avenue

                             New York, New York 10178

                             Attention: Richard Petretti, Esq.

                             Telephone: 212-309-6870

                             Facsimile: 212-309-6001

                To Buyer:

                             Citigroup Financial Products Inc.

                             388 Greenwich Street

                             New York, NY 10013

                             Attention: Richard Schlenger

                             Telephone: (212) 816-7806

                             Facsimile: (212) 816-8307

                                              with copies to

                             Sidley Austin LLP

                             787 Seventh Avenue

                             New York, New York 10019

                             Attention: Brian Krisberg, Esq.

                             Tel: (212) 839-8735

                             Fax: (212) 839-5599

or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Agreement and except for notices given under Section 3 (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by telex or telecopy or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

12.03.    Indemnification and Expenses.

              (a)        Seller agrees to hold Buyer and its Affiliates and their respective officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, the “Costs”) relating to or arising out of this Agreement, the Confirmation, any other Transaction Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any Confirmation, any other Transaction Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than any Indemnified Party’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, Seller also agrees to indemnify Buyer and hold Buyer harmless from any net loss or expense (not to include any lost profit or opportunity) (including, without limitation, reasonable attorneys’ fees and disbursements) which Buyer actually sustains or incurs as a consequence of (i) default by Seller in terminating any Transaction after Seller has given a notice in accordance with Section 3.07 of a prepayment and termination of a Transaction, or (ii) default by Seller in selling Eligible Transaction Assets to Buyer after Seller has notified Buyer of a proposed Transaction and Buyer has agreed to purchase such Eligible Transaction Assets in accordance with the provisions of the Agreement. A certificate as to such costs, losses, damages and expenses, setting forth the calculations therefor shall be submitted promptly by Buyer to Seller and shall be conclusive and binding on Seller in the absence of manifest error. Without limiting the generality of the foregoing, Seller further agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Transaction Assets relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation the Truth in Lending Act and/or the Real Estate Settlement Procedures Act, that, in each case, results from anything other than such Indemnified Party’s gross negligence or willful misconduct, or uncured breach of the Transaction Documents after notice thereof provided, however, that Seller shall not be obligated to indemnify Buyer for any such claims with respect to the Citi Assets. In any suit, proceeding or action brought by an Indemnified Party in connection with any Transaction Asset for any sum owing thereunder, or to enforce any provisions of any Transaction Asset Document, Seller will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller. Seller also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all such Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Agreement, any Confirmation, any other Transaction Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel. In the event the sale of a Transaction Asset is re-characterized as a loan, Seller hereby acknowledges that notwithstanding the fact that the obligations of Seller are secured by such Transaction Asset, all obligations of Seller hereunder are recourse obligations of Seller.

              (b)        Notwithstanding anything to the contrary contained herein, Seller and Buyer shall each be responsible for their own costs incurred with this Agreement, except to the extent provided in Section 10 and Section 12.03(a).

12.04.    Amendments.    Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be amended, modified or supplemented only by an instrument in writing signed by Seller and Buyer and any provision of this Agreement may be waived by Buyer by an instrument in writing signed by Buyer.

12.05.    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.06.    Survival.    The obligations of Seller under Sections 12.03 hereof shall survive the repayment of the Transactions and the termination of this Agreement. In addition, each representation and warranty made or deemed to be made by a delivery of a confirmation by Seller herein or pursuant hereto shall survive the making of such representation and warranty, and Buyer shall not be deemed to have waived, by reason of entering into any Transaction, any Default that may arise because any such representation or warranty shall have proved to be false or misleading, notwithstanding that Buyer may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such Transaction was entered into.

12.07.    Captions.    The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

12.08.    Counterparts.    This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

12.09.    Agreement Constitutes Security Agreement; Governing Law.    This Agreement shall be governed by the internal laws of the State of New York and shall constitute a security agreement within the meaning of the Uniform Commercial Code.

12.10.    Submission to Jurisdiction; Waivers.    Seller hereby irrevocably and unconditionally:

              (A)        SUBMITS FOR ITSELF AND ITS PROPERTY SOLELY FOR THE PURPOSES OF ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, ANY CONFIRMATION AND THE OTHER TRANSACTION DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

              (B)        CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

              (C)        AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH BUYER SHALL HAVE BEEN NOTIFIED; AND

              (D)        AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

12.11.    WAIVER OF JURY TRIAL.    EACH OF SELLER AND BUYER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

12.12.    Acknowledgments.    Seller hereby acknowledges that:

              (a)        it has been advised by counsel in the negotiation, execution and delivery of this Agreement, any Confirmation and the other Transaction Documents;

              (b)        Buyer has no fiduciary relationship to Seller and the relationship between Seller and Buyer is solely that of seller and buyer; and

              (c)        no joint venture exists between Buyer and Seller.

12.13.    Hypothecation or Pledge of Transactions.    Nothing contained in this Agreement shall obligate Buyer to segregate any Transaction Asset delivered to Buyer by Seller. Buyer shall have free and unrestricted use of all Transaction Assets and nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Transaction Assets or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating the Transaction Assets, provided, that Buyer shall not engage in repurchase transactions with the Transaction Assets or otherwise pledge, repledge, transfer, hypothecate, or rehypothecate any Transaction Asset to the extent same would prevent, delay or impede Buyer’s obligation to reconvey to Seller, and Seller’s right to repurchase such Transaction Asset at any time as contemplated, required or permitted hereby.

12.14.    Servicing.

              (a)        Seller covenants to maintain or cause the servicing of the Transaction Assets to be maintained in conformity with accepted and prudent servicing practices in the industry for the same type of loans as the Transaction Assets and in a manner at least equal in quality to the servicing Seller provides for assets similar to the Transaction Assets which Seller owns. In the event that the preceding language is interpreted as constituting one or more servicing contracts between Buyer and Seller, each such servicing contract shall terminate automatically upon the earliest of (i) an Event of Default, (ii) the date on which all the Repurchase Obligations have been paid in full or (iii) the transfer of servicing approved by Seller.

              (b)        If any of the Transaction Assets are serviced by Seller, (i) Seller agrees that Buyer is the collateral assignee of all servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of the Transaction Asset (the “Servicing Records”), and (ii) Seller grants Buyer a security interest in all servicing fees and rights relating to the Transaction Assets and all Servicing Records to secure the obligation of Seller or its designee to service in conformity with this Section and any other obligation of Seller to Buyer. Seller covenants to safeguard such Servicing Records and to deliver them promptly to Buyer or its designee (including the Custodian) at Buyer’s request.

              (c)        If the Transaction Assets are serviced by Servicer, Seller (i) shall provide a copy of the servicing agreement to Buyer, which shall be in form and substance acceptable to Buyer (the “Servicing Agreement”), and (ii) shall provide a Servicer Notice to the Servicer substantially in the form of Exhibit G hereto (a “Servicer Notice”) and shall cause the Servicer to acknowledge and agree to the same. Any successor or assignee of a Servicer shall be approved in writing by Buyer and shall acknowledge and agree to a Servicer Notice prior to such successor’s assumption of servicing obligations with respect to the Transaction Assets.

              (d)        For the avoidance of doubt, Seller shall not retain any economic rights to the servicing other than Seller’s rights, if any, under the Servicing Agreement. As such, Seller expressly acknowledges that the Transaction Assets are sold to Buyer on a “servicing released” basis with such servicing retained by Seller or, if the relevant Transaction Asset is serviced by a Servicer, the Servicer in respect of that Transaction Asset.

              (e)        If the servicer of the Transaction Assets is Seller, Seller shall provide to Buyer a letter from Seller or the Servicer, as the case may be, to the effect that upon the occurrence of an Event of Default, Buyer may terminate any Servicing Agreement and in any event transfer servicing to Buyer’s designee, at no cost or expense to Buyer, it being agreed that Seller will pay any and all fees required to terminate the Servicing Agreement and to effectuate the transfer of servicing to the designee of Buyer.

              (f)        After the Purchase Date, until the rights to any Transaction Assets under the Transaction Documents are relinquished by the Custodian, Seller will have no right to modify or alter the terms of such Transaction Assets and Seller will have no obligation or right to repossess such Transaction Assets or substitute another Eligible Transaction Asset, except as provided in the Custodial Agreement.

              (g)        In the event Seller is servicing the Transaction Assets, Seller shall permit Buyer from time to time to inspect Seller’s or its Affiliate’s servicing facilities, as the case may be, for the purpose of satisfying Buyer that Seller or its Affiliate, as the case may be, has the ability to service the Transaction Assets as provided in this Agreement.

              (h)        At all times when Seller or a Servicer is servicing any Transaction Asset, Seller shall cause such party to deliver to Buyer a monthly servicing update in such form as Buyer may reasonably require.

12.15.    Periodic Due Diligence Review.    Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Transaction Assets, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Seller agrees that upon reasonable (but no less than one (1) Business Day’s) prior notice to Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Asset Files and any and all documents, records, agreements, instruments or information relating to such Transaction Asset in the possession or under the control of Seller and/or the Custodian. Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Asset Files and the Transaction Assets, and shall provide Buyer with operating statements and occupancy reports (to the extent they are available after the exercise of commercially reasonable efforts by Seller to obtain same) for each Underlying Property relating to a Transaction Asset, as well as such other property-level information as Buyer may request. Without limiting the generality of the foregoing, Seller acknowledges that Buyer may enter into transactions with Seller based solely upon the information provided by Seller to Buyer in the Transaction Asset Tape and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Transaction Assets, including without limitation ordering new credit reports and new appraisals on the Underlying Properties relating to any Transaction Assets and otherwise re-generating the information used to originate such Transaction Assets. Buyer may underwrite such Transaction Assets itself or engage a mutually agreed upon third party underwriter to perform such underwriting. Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Transaction Asset in the possession, or under the control, of Seller. Buyer shall pay all out-of-pocket costs and expenses (including fees and expenses of counsel, if any) incurred by Buyer in connection with Buyer’s activities pursuant to this Section 12.15.

12.16.    Set-Off.    In addition to any rights and remedies of Buyer provided by this Agreement and by law, Buyer shall have the right, without prior notice to Seller, any such notice being expressly waived by Seller, to the extent permitted by applicable law, upon any amount becoming due and payable by Seller hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Buyer or any Affiliate thereof to or for the credit or the account of Seller, any Affiliate of Seller, Guarantor, or any Affiliate of Guarantor. Buyer agrees promptly to notify Seller after any such set-off and application made by Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application.

12.17.    Intent.

              (a)        The parties hereto recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of the Bankruptcy Code (except insofar as the type of assets subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code (except insofar as the type of assets subject to such Transaction would render such definition inapplicable) and that all payments hereunder are intended to be “margin payments” or “settlement payments” as defined in Section 101 of the Bankruptcy Code. Buyer and Seller agree that it is their mutual intent that the transactions executed under this Agreement shall qualify for safe harbor treatment provided by the Bankruptcy Code for “repurchase agreements” as defined in Section 101 of the Bankruptcy Code and “securities contracts” as defined in Section 741 of the Bankruptcy Code and, to that end, Seller agrees that, from time to time upon the written request of Buyer, Seller, at Buyer’s expense, will prepare, execute and deliver any supplements, modifications, addendums or other documents as may be necessary or desirable, in Buyer’s good faith discretion, in order to cause this Agreement and the Transactions contemplated hereby to qualify as, comply with the provisions of, or otherwise satisfy, maintain or preserve the criteria for safe harbor treatment under the Bankruptcy Code; provided, however, that Buyer’s failure to request, or Buyer’s or Seller’s failure to execute, such supplements, modifications, addendums or other documents does not in any way alter or otherwise change the intention of the parties hereto that this Agreement and the Transactions hereunder shall qualify for safe harbor treatment under the Bankruptcy Code.

              (b)        It is understood that either party’s right to liquidate Transaction Assets delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Section 10 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of the Bankruptcy Code (except insofar as the type of Transaction Assets subject to such Transaction would render such definition inapplicable).

              (c)        The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of Transaction Assets subject to such Transaction would render such definition inapplicable).

              (d)        It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA or regulations promulgated thereunder).

              (e)        This Agreement is intended to be a “repurchase agreement” and a “securities contract” within the meaning of Section 555 and Section 559 under the Bankruptcy Code.

12.18.    Single-Purpose Entity.    Seller hereby represents and warrants to Buyer, and covenants with Buyer, that as of the date hereof and so long as any of the Transaction Documents shall remain in effect:

              (a)        It is and intends to remain solvent and it has paid and will pay its debts and liabilities (including employment and overhead expenses) from its own assets as the same shall become due.

              (b)        It has complied and will comply with the provisions of its memorandum and articles of association.

              (c)        It has done or caused to be done and will do all things necessary to observe company formalities and to preserve its existence.

              (d)        It has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates, its shareholders and any other Person and it will file its own tax returns (except to the extent consolidation is required under GAAP or as a matter of law).

              (e)        It has been, is and will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other and shall maintain and utilize separate stationery, invoices and checks.

              (f)        It has not owned and will not own any property or any other assets other than the Transaction Assets and cash.

              (g)        It has not engaged and will not engage in any business other than the origination, acquisition, ownership, financing and disposition of the Transaction Assets in accordance with the applicable provisions of the Transaction Documents.

              (h)        It has not entered into, and will not enter into, any contract or agreement with any of its Affiliates, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with Persons other than such Affiliate.

              (i)        It has not incurred and will not incur any indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (A) obligations under the Transaction Documents, (B) obligations under the documents evidencing the Transaction Assets and (C) unsecured trade payables, in an aggregate amount not to exceed $100,000 at any one time outstanding, incurred in the ordinary course of acquiring, owning, financing and disposing of the Transaction Assets; provided, however, that any such trade payables incurred by Seller shall be paid within 60 days of the date incurred unless a bona fide dispute exists.

              (j)        It has not made and will not make any loans or advances to any other person, and shall not acquire obligations or securities of any member or Affiliate of any member or any other Person.

              (k)        It will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

              (l)        Except to the extent permitted by Section 8.04, neither it nor Guarantor will seek its dissolution, liquidation or winding up, in whole or in part, or suffer any Change of Control, and to the extent within its control, Seller will not suffer any consolidation or merger.

              (m)        It will not commingle its funds and other assets with those of any of its Affiliates or any other Person.

              (n)        It has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its Affiliates or any other Person.

              (o)        It has not held and will not hold itself out to be responsible for the debts or obligations of any other Person.

              (p)        To the extent within its control, Seller shall not permit Guarantor to take any of the following actions: (i) dissolve or liquidate, in whole or in part, except in connection with a merger or consolidation where such Guarantor is not the surviving entity if such transaction will not effect a Change of Control; (ii) consolidate or merge with or into any other entity or convey or transfer all or substantially all of its properties and assets to any entity if such action would result in a Change of Control; (iii) institute any proceeding to be adjudicated as bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code or consent to the filing of any such petition or to the appointment of a receiver, rehabilitator, conservator, liquidator, assignee, trustee or sequestrator (or other similar official) of the such member or Seller or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, or make an assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any action in furtherance of any of the foregoing; (iv) amend the memorandum and articles of association of Seller; or (v) permit KBS Debt Holdings, LLC to transfer its equity interest in Seller.

              (q)        It has no liabilities, contingent or otherwise, other than those normal and incidental to the acquisition, origination, ownership, servicing, administration, enforcement, financing and disposition of the Transaction Assets.

              (r)        It has conducted and shall conduct its business consistent with the requirements of being a bankruptcy remote, Single-Purpose Entity.

              (s)        It shall not maintain any employees.

12.19.    Netting.    If Buyer and Seller are “financial institutions” as now or hereinafter defined in Section 4402 of Title 12 of the United States Code (“Section 4402”) and any rules or regulations promulgated thereunder:

              (a)        All amounts to be paid or advanced by one party to or on behalf of the other under this Agreement or any Transaction hereunder shall be deemed to be “payment obligations” and all amounts to be received by or on behalf of one party from the other under this Agreement or any Transaction hereunder shall be deemed to be “payment entitlements” within the meaning of Section 4402, and this Agreement shall be deemed to be a “netting contract” as defined in Section 4402; and

              (b)        The payment obligations and the payment entitlements of the parties hereto pursuant to this Agreement and any Transaction hereunder shall be netted as follows: In the event that either party (the “defaulting party”) shall fail to honor any payment obligation under this Agreement or any Transaction hereunder, the other party (the “nondefaulting party”) shall be entitled to reduce the amount of any payment to be made by the nondefaulting party to the defaulting party by the amount of the payment obligation that the defaulting party failed to honor.

12.20.    Non-Assignability.

              (a)        This Agreement and the Transaction Documents are not assignable by Seller or Guarantor. Buyer may from time to time assign or sell all or a portion of its rights and obligations under this Agreement and the Transaction Documents subject to the prior written consent of Seller, not to be unreasonably withheld, conditioned or delayed; provided, however, that Buyer shall maintain for review by Seller upon written request, a register of assignees specifying the percentage or portion of such rights and obligations assigned. Upon such assignment, (a) such assignee shall be a party hereto and to each Transaction Document to the extent of the percentage or portion of such rights and obligations assigned to such assignee and shall succeed to the applicable rights and obligations of Buyer hereunder, and (b) Buyer shall, to the extent that such rights and obligations have been so assigned by it to either (i) an Affiliate of Buyer which assumes the obligations of Buyer or (ii) to another Person which assumes the obligations of Buyer, be released from its obligations hereunder and under the Transaction Documents. Unless otherwise notified by Buyer in writing, Seller and Guarantor shall continue to take directions solely from Buyer. Buyer may distribute to any prospective assignee any document or other information delivered to Buyer by Seller or Guarantor.

              (b)        The Buyer may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Agreement; provided, however, that (i) the Buyer’s obligations under this Agreement shall remain unchanged, (ii) the Buyer shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Buyer remains a party hereto in an agency capacity for such participants, and as agent therefor, retains decision-making authority with respect to this Agreement and all Transactions hereunder, and (iv) Seller and Guarantor shall continue to deal solely and directly with the Buyer in connection with the Buyer’s rights and obligations under this Agreement and the Transaction Documents.

              (c)        The Buyer may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 12.20, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to the Seller or Guarantor or any of their respective Subsidiaries or to any aspect of the Transactions that have been furnished to Buyer by or on behalf of the Seller or Guarantor or any of their respective Subsidiaries; provided ,that such recipient has executed a customary non-disclosure agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

[SIGNATURE PAGES FOLLOW]

SELLER

KBS GKK PARTICIPATION HOLDINGS II, LLC,
a Delaware limited liability company,

By:	KBS DEBT HOLDINGS, LLC,
a Delaware limited liability company, its sole member

By:	KBS LIMITED PARTNERSHIP, a Delaware limited partnership, its manager

	By:	KBS REAL ESTATE INVESTMENT TRUST, INC., a Maryland corporation, its general partner

		By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr. Chief Executive Officer

In the presence of:

/s/ Debbie Montgomery
Signature of witness
Name:
Address:
Occupation:

[Seller Signature Page]

BUYER

CITIGROUP FINANCIAL PRODUCTS INC.

By:	/s/ Authorized Signatory
Name:
Title:

[Buyer Signature Page]

Ex I-2